Exhibit 10.54

Standard Form of Agreement Between Owner and Design/Builder

Part 2

TABLE OF ARTICLES

PART 2 AGREEMENT

1.             GENERAL PROVISIONS

2.             OWNER

3.             DESIGN/BUILDER

4.             TIME

5.             PAYMENTS

6.             PROTECTION OF PERSONS AND PROPERTY

7.             INSURANCE AND BONDS

8.             CHANGES IN THE WORK

9.             CORRECTION OF WORK

10.          DISPUTE RESOLUTION — MEDIATION AND ARBITRATION

11.          MISCELLANEOUS PROVISIONS

12.          TERMINATION OF THE AGREEMENT

13.          BASIS OF COMPENSATION

14.          OTHER CONDITIONS AND SERVICES

AGREEMENT made as of 1st day of November in the year of 2010

(In words, indicate day, month and year.)

BETWEEN the Owner:

(Name and address)

Cubist Pharmaceuticals, Inc.

65 Hayden Avenue

Lexington, MA

and the Design/Builder:

(Name and address)

The Richmond Group, Inc.

77 Main Street

Hopkinton, MA 01748

For the following Project:

(Include Project name, location and a summary description.)

Final design and construction of approximately 110,000 square foot addition to 65 Hayden Avenue and a corresponding 300 car parking structure. Tenant fit up of approximately 104,000 square feet of laboratories, support areas and office areas.

The Project comprises three “Phases”:  the core and shell of the addition to 65 Hayden Avenue (“Core & Shell Phase”), the tenant improvements to the addition (“TI Phase”) and the construction of the parking structure (“Parking Phase”).  References in this Agreement or other Contract Documents to the “Project” and “Work” refer to all three Phases, individually or collectively, as indicated by the context.

10-19-10

The architectural and other professional design services described in Article 3 and other provisions of this Agreement will be provided by the following persons or entities who are lawfully licensed to practice architecture:

Name and address	Registration Number	Relationship to Design/Builder
Spagnolo Gisness Assoc. – Core/Shell Architect	Al Spagnolo 5082	Subcontractor
Olson Lewis Dioli & Doktor – Interior Architect	John Olson 3101	Subcontractor

As used in this Agreement, “Architect” means the Core/Shell Architect and/or the Interior Architect, as applicable.

Normal structural, mechanical, electrical and other necessary engineering and design services will be provided contractually through the Architect except as indicated below:

Name, address and discipline	Registration Number	Relationship to Design/Builder
Goldstein-Milano – Structural Engineer	Chris Milano PE 33917	Subcontractor
R.G. Vanderweil – Mech/Elec Engineers	AVanderweil PE 47739	Subcontractor
Highpoint Eng – Site/Civil Engineers	D Hartnett PE 37796	Subcontractor
Rolf Jensen – Building Code Consultants	J Eisenberg PE 45248	Subcontractor

The Owner and the Design/Builder agree as set forth below.

TERMS AND CONDITIONS — PART 2 AGREEMENT

ARTICLE 1   GENERAL PROVISIONS

§ 1.1 BASIC DEFINITIONS

§ 1.1.1 The “Contract Documents” consist of this Part 2 Agreement and the exhibits attached hereto, including the Design/Builder’s proposal (“Proposal”) and written addenda to the Proposal, if any, identified in Article 14, and any exhibits thereto, the Construction Documents approved by the Owner in accordance with Section 3.2.3, and Modifications issued after execution of this Part 2 Agreement. A “Modification” is a Change Order or other written amendment to this Part 2 Agreement signed by both parties, a Construction Change Directive issued by the Owner in accordance with Section 8.3, or a minor change in the Work pursuant to Section 8.5.  The Contract Documents are sometimes referred to collectively as the “Contract” or the “Agreement.”  In case of any conflict, inconsistency or ambiguity among the Contract Documents, the following priority shall govern (the first listed having the highest priority):

.1       Modifications, later date having priority over earlier date;

.2       this Part 2 Agreement;

.3       the Construction Documents as approved by the Owner; and

.4       the Design/Builder’s Proposal.

§ 1.1.2 The term “Work” means the construction and services provided by the Design/Builder to fulfill the Design/Builder’s obligations under the Contract.

§ 1.2 EXECUTION, CORRELATION AND INTENT

§ 1.2.1 It is the intent of the Owner and Design/Builder that the Contract Documents include all items necessary for proper execution and completion of the Work. The Contract Documents are complementary, and what is required by one shall be as binding as if required by all; the Design/Builder shall be required to perform all Work indicated in or reasonably inferable from the Contract Documents as being necessary to produce the intended results. Words that have well-known technical or construction industry meanings are used in the Contract Documents in accordance with such recognized meanings.

§ 1.2.2 If the Design/Builder believes or is advised by the Architect or by another design professional retained to provide services on the Project that implementation of any instruction received from the Owner would cause a violation of any applicable law, the Design/Builder shall promptly notify the Owner in writing. Neither the

Design/Builder nor the Architect shall be obligated to perform any act which either believes will violate any applicable law.

§ 1.2.3 Nothing contained in this Part 2 Agreement shall create a contractual relationship between the Owner and any person or entity other than the Design/Builder.

§ 1.3 OWNERSHIP AND USE OF DOCUMENTS

§ 1.3.1 Drawings, specifications, and other documents and electronic data furnished by the Design/Builder are instruments of service. The Design/Builder’s Architect and other providers of professional services hereunder shall retain all common law, statutory and other reserved rights, including copyright in those instruments of service furnished by them, subject to the provisions of this Section 1.3.  The Owner shall have a perpetual, royalty-free right and license (the “License”) to retain copies, including reproducible copies (and electronic copies in any electronic data storage media) of all such instruments of service, and to copy, distribute and otherwise use and permit others to use the instruments of service for the construction, reconstruction, renovation, extension, expansion, repair, maintenance, use and occupancy of the Project, subject to the provisions of this Section.  The Design/Builder shall be responsible for obtaining from the Architect and other subcontractors or subconsultants all assignments, license agreements or other documents or permissions necessary in order for the Design/Builder to grant and perfect the License to the Owner.  The License shall be effective immediately upon creation of any instruments of service.  The Design/Builder warrants that the instruments of service and the completed Project will not infringe upon the copyright of any third party.  The Design/Builder consents to the transfer of the License to any assignee of Owner, and to the grant of limited licenses to use and reproduce applicable portions of the instruments of service to the Owner’s other consultants or contractors for the foregoing purposes.  During the term of this Agreement and continuing after completion of the Design/Builder’s services under this Agreement or other termination of this Agreement, the License shall be irrevocable, provided that the Owner makes payment to the Design/Builder of amounts due under this Agreement.

§ 1.3.2 All working papers, reports, studies, assessments, analyses, data, calculations, electronic files, models, renderings, and other records, documents and work products of every type prepared by or for the Design/Builder pursuant to this Agreement that are not considered instruments of service (collectively, “Other Work Product”), whether or not delivered to the Owner, shall be the property of the Owner and shall be delivered to the Owner upon termination of this Agreement or at the Owner’s request prior thereto.  The instruments of service and the Other Work Product are referred to in this Agreement collectively as the “Work Product.”

§ 1.3.3 The Design/Builder and the Architect shall have the right to retain copies, including reproducible copies and electronic copies, of the Work Product for information and reference in connection with other projects, and shall have the right to create derivative works based on the Work Product, provided that neither the Design/Builder nor the Architect shall (a) provide to any third party a copy of any Work Product in unmodified form, or (b) reuse or substantially replicate or copy distinctive design elements or features of the Project on other projects in a manner so that such other projects appear to be similar to or derivative from the Project, without the Owner’s prior written consent.

§ 1.3.4 Use or reuse of the Work Product by the Owner or any assignee of the Owner without the participation of the Design/Builder shall be at the Owner’s or such assignee’s risk.  The Design/Builder shall not be responsible for changes made in or to the Work Product by anyone other than the Design/Builder or the Architect or other subcontractors or subconsultants of the Design/Builder, or for the Owner’s or any assignee’s use or reuse of the Work Product without the participation of the Design/Builder as provided in this Agreement, nor shall the Design/Builder be liable for any damages suffered by the Owner to the extent such damages arise out of any such use or reuse of, or changes to, the Work Product by the Owner or its assignee, without the Design/Builder’s participation.

ARTICLE 2   OWNER

§ 2.1 The Owner shall designate a representative authorized to act on the Owner’s behalf with respect to the Project. The Owner’s authorized representative shall be Steve Lewis.  The Owner may designate an additional or replacement representative at any time.  The Owner or such authorized representative shall examine documents submitted by the Design/Builder and shall render decisions in a timely manner and in accordance with the schedule accepted by the Owner. The Owner may obtain independent review of the Contract Documents by a separate architect, engineer, contractor or cost estimator under contract to or employed by the Owner. Such independent review shall be undertaken at the Owner’s expense in a timely manner and shall not delay the orderly progress of the Work.

§ 2.2 (Intentionally omitted)

§ 2.3 The Owner shall cooperate with the Design/Builder in securing building and other permits, licenses and inspections. The Owner shall not be required to pay the fees for such permits, licenses and inspections unless the cost of such fees is expressly excluded from the Design/Builder’s Proposal.

§ 2.4 (Intentionally omitted)

§ 2.5 The Owner has disclosed to the Design/Builder, to the extent known to the Owner and with no duty to investigate such matters, the results and reports of prior tests, inspections or investigations conducted for the Project involving: structural or mechanical systems; chemical, air and water pollution; hazardous materials; or other environmental and subsurface conditions.

§ 2.6 The Owner shall furnish all legal, accounting and insurance counseling services as may be necessary for the Owner’s purposes at any time for the Project, including such auditing services as the Owner may require to verify the Design/Builder’s Applications for Payment, subject to the provisions of Section 13.3.  The Owner shall not be required to provide legal, accounting, insurance or other services to or for the benefit of the Design/Builder.

§ 2.7 Those services, information, surveys and reports required by Sections 2.4 through 2.6 which are within the Owner’s control shall be furnished at the Owner’s expense, and the Design/Builder shall be entitled to rely upon the accuracy and completeness thereof, except to the extent the Owner advises the Design/Builder to the contrary in writing.

§ 2.8 If the Owner requires the Design/Builder to maintain any special insurance coverage, policy, amendment, or rider, beyond the requirements specified in the Contract Documents, the Owner shall pay the additional cost thereof, except as otherwise stipulated in this Part 2 Agreement.

§ 2.9 If the Owner observes or otherwise becomes aware of a fault or defect in the Work or nonconformity with the Design/Builder’s Proposal or the Construction Documents, the Owner shall give prompt written notice thereof to the Design/Builder.

§ 2.10 The Owner shall communicate with persons or entities employed or retained by the Design/Builder through the Design/Builder, unless otherwise directed by the Design/Builder.

§ 2.11 The Owner may reject Work that does not conform to the Contract Documents. Whenever the Owner considers it necessary or advisable, the Owner shall have authority to require inspection or testing of the Work, whether or not such Work is fabricated, installed or completed. However, neither this authority of the Owner nor a decision made in good faith either to exercise or not to exercise such authority shall give rise to a duty or responsibility of the Owner to the Design/Builder, the Architect, Subcontractors, material and equipment suppliers, their agents or employees, or other persons or entities performing portions of the Work.

§ 2.12 Any reference in the Contract Documents to the approval or consent of the Owner shall mean the prior written approval or consent of the Owner.

ARTICLE 3   DESIGN/BUILDER

§ 3.1 SERVICES AND RESPONSIBILITIES

§ 3.1.1 The Design/Builder warrants and represents that design services required by this Part 2 Agreement shall be performed by qualified architects and other design professionals. The contractual obligations of such professional persons or entities are undertaken and performed in the interest of the Design/Builder.

§ 3.1.2 The agreements between the Design/Builder and the persons or entities identified in this Part 2 Agreement, and any subsequent modifications, shall be in writing. These agreements, including financial arrangements with respect to this Project, shall be promptly and fully disclosed to the Owner upon request.

§ 3.1.3 The Design/Builder shall be responsible to the Owner for acts and omissions of the Design/Builder’s employees, subcontractors and their agents and employees, and other persons, including the Architect and other design professionals, performing any portion of the Design/Builder’s obligations under this Part 2 Agreement.

§ 3.1.4  If the Design/Builder has commenced performance of the Work prior to the execution of this Agreement, all such prior Work (i) shall be deemed to have been performed under, and shall be subject to all terms and conditions contained in this Agreement, and (ii) is included in the Guaranteed Maximum Price specified in Article 13.

§ 3.2 BASIC SERVICES

§ 3.2.1 The Design/Builder’s Basic Services are described below and in Article 14 and other provisions of the Contract Documents.

§ 3.2.2 The Design/Builder shall designate a representative authorized to act on the Design/Builder’s behalf with respect to the Project.  The Design/Builder’s authorized representative shall be Thomas Perry.

§ 3.2.3 The Design/Builder shall submit Construction Documents for review and approval by the Owner. “Construction Documents” shall include drawings, specifications, and other documents and electronic data setting forth in detail the requirements for construction of the Work, and shall:

.1       be consistent with the intent of the Design/Builder’s Proposal;

.2       be consistent with the drawings and specifications listed in Exhibit B, subject to any changes specifically approved by the Owner in writing;

.3       provide all necessary information for the use of those in the building trades; and

.4       include documents customarily required for regulatory agency approvals.

The Design/Builder shall meet with the Owner periodically to review progress of the Construction Documents. The Design/Builder is responsible for ensuring that the Construction Documents reflect the full scope of work necessary or appropriate to describe functionally complete and fully finished facilities, consistent with the program, design criteria and other information and requirements agreed upon with the Owner.  Any elements of work necessary to provide functionally complete and fully finished facilities, or other items reasonably inferable from the Construction Documents, shall be furnished by the Design/Builder without additional cost to the Owner, whether or not such elements are specified in the Construction Documents.

To the extent not prohibited by the Contract Documents or Legal Requirements, and with the approval of the Owner, the Design/Builder may prepare Construction Documents for Phases or other portions of the Work to permit construction to proceed on such portions of the Work prior to completion of the Construction Documents for the entire Work.

The Owner’s review and approval of the Construction Documents shall not be deemed to transfer any design responsibility or liability from the Design/Builder to the Owner, or to limit the Design/Builder’s sole responsibility for the adequacy, completeness, accuracy and coordination of the design of the Project.

Without limitation of any other responsibilities or obligations of the Design/Builder under the Contract Documents, the Design/Builder shall promptly, at no additional cost to the Owner, correct any Construction Documents or other design documents containing any error or omission and perform any necessary corrective work or other services necessary as a result of any such design error or omission.

§ 3.2.4 The Design/Builder shall perform the Work in accordance with all applicable federal, state and local laws, codes, ordinances, rules, regulations, orders, decisions and decrees of any governmental or quasi-governmental entity having jurisdiction over the Project, the site or the construction of the Project (collectively, “Legal Requirements”).  Without limitation, in preparing the Construction Documents, the Design/Builder shall review the Massachusetts State Building Code, current edition (including all codes, regulations and standards referenced therein), the technical specifications and other design regulations contained in the Americans with Disabilities Act

Architectural Guidelines (or Standards for Accessible Design), regulations of the Massachusetts Architectural Access Board, regulations or policies of local fire and safety officials applicable to the Design/Builder’s services, and all other Legal Requirements applicable in connection with design or construction of the Project, or in connection with obtaining and complying with the permits or approvals for the Project.  The Design/Builder shall prepare all design materials for the Project (including the Construction Documents) so as to comply with all such requirements.  The Design/Builder shall notify the Owner in advance and obtain approval from the Owner prior to incorporating any design that requires a variance or waiver from Legal Requirements.

§ 3.2.5 The Design/Builder, with the assistance of the Owner, shall file documents required to obtain necessary approvals of governmental authorities having jurisdiction over the Project (except environmental and zoning permits or variances).  The cost of building permit(s) and inspections is included in the Guaranteed Maximum Price (GMP) stated in Section 13.1.1.1.

§ 3.2.6 Unless otherwise provided in the Contract Documents, the Design/Builder shall provide or cause to be provided and shall pay for all necessary design services, supervision and project management, labor, materials, equipment, tools, construction equipment and machinery, inspection, testing, temporary facilities, water, heat, utilities, utility connection fees, transportation and other facilities and services necessary for proper execution and completion of the Work, whether temporary or permanent and whether or not incorporated or to be incorporated in the Work.  All construction work and other services shall be performed by qualified and, where necessary, licensed personnel.

§ 3.2.7 The Design/Builder shall be responsible for all construction means, methods, techniques, sequences and procedures, and for coordinating all portions of the Work under this Part 2 Agreement, including all testing and inspection procedures.  The Work shall be erected within the building lines or contract limit lines established in the Contract Documents and other information made available to the Design/Builder.  The Design/Builder shall establish and plainly mark such points, lines and grades as are necessary to assure that the location, orientation and elevations established for each structure or element of the Work are in accordance with the lines and elevations shown on the approved Construction Documents.  If applicable, after the perimeter foundation walls are in place, the Design/Builder shall verify that lines and grades meet the requirements of the Contract Documents.  Such verification shall be provided by a registered land surveyor or professional engineer who shall record actual as built lines and grades on the record Drawings.

§ 3.2.8 In accordance with the schedule agreed upon between the Owner and the Design/Builder, the Design/Builder shall obtain bids from Subcontractors and from suppliers of materials or equipment from bid lists previously reviewed by the parties.  Subcontractor bid packages prepared by the Design/Builder shall include all work necessary to properly complete the Project, whether or not it is specifically indicated in the Construction Documents.  The buy-out (procurement of Subcontractors and suppliers to perform or supply all portions of the Work) will be conducted on an “open-book” basis.  The Owner and the Design/Builder shall jointly review all bids and proposals submitted.  The Design/Builder shall analyze and level the bids and prepare a recommendation spreadsheet for each trade.  The Owner and its representatives may (but shall not be required to) participate in all negotiations and attend all pre-bid conferences, buy-out meetings and other meetings between the Design/Builder and prospective Subcontractors or suppliers, and the Design/Builder shall notify the Owner’s representatives in writing at least two days prior to each meeting or telephone negotiation with a prospective Subcontractor or supplier.  Copies of all bids and other price information or other documents received by the Design/Builder from any prospective Subcontractor or supplier, and all documents delivered by the Design/Builder to any prospective Subcontractor or supplier, shall be delivered to the Owner’s representative within 48 hours of receipt or delivery.  The Owner may designate specific persons or entities from whom the Design/Builder shall obtain bids; however, if the Guaranteed Maximum Price has been established, the Owner may not prohibit the Design/Builder from obtaining bids from other qualified bidders to which the Owner has no reasonable objection. All subcontract awards shall be subject to the Owner’s approval.  The Design/Builder shall not be required to contract with anyone to whom the Design/Builder has reasonable objection.

§ 3.2.9 The Design/Builder shall perform no construction Work prior to the Owner’s review and prior written approval of the applicable Construction Documents. The Design/Builder shall perform no portion of the Work for which the Construction Documents require submittals, such as shop drawings, product data and samples, until the

Owner has approved each submittal, such approval not to be unreasonably withheld or delayed under the circumstances.

§ 3.2.10 The Design/Builder shall be responsible to ensure that shop drawings and other submittals in connection with the Work are prepared, checked by the appropriate Design/Builder personnel, and reviewed and approved by the Design/Builder’s Architect (and its engineers or other subconsultants if applicable), and the Owner, such approval by the Owner not to be unreasonably withheld or delayed under the circumstances, and that the Work is constructed in accordance with the approved submittals. If and as requested by the Owner, the Owner’s representative shall receive copies of shop drawings or other submittals and may monitor the submittal review process.  The Design/Builder and the Architect shall cooperate to facilitate review and monitoring by the Owner’s representative as requested.  Shop drawings or other submittals shall not be used to implement changes in the Work, which changes may be authorized only pursuant to a Change Order signed by the Owner and the Design/Builder.  Participation by representatives of the Owner in monitoring the submittal review process, or reviewing or approving any submittal, shall not (i) constitute authorization for any increase in the Contract Sum or GMP, or (ii) limit in any way the Design/Builder’s sole responsibility for the proper design and construction of the Work.

§ 3.2.11 The Design/Builder shall direct specific attention, in writing or on resubmitted Construction Documents or submittals such as shop drawings, product data, samples or similar submittals, to revisions other than those requested by the Owner on previous submittals. In the absence of such written notice, the Owner’s approval of a resubmission shall not apply to such revisions.

§ 3.2.12 The construction Work shall be in accordance with approved submittals, except that the Design/Builder shall not be relieved of responsibility for deviations from requirements of the Construction Documents by the Owner’s approval of shop drawings, product data, samples or other submittals unless the Design/Builder has specifically informed the Owner in writing of such deviation at the time of submittal and (1) the Owner has given written approval to the specific deviation as a minor change in the Work, or (2) a Change Order or Construction Change Directive has been issued authorizing the deviation. The Design/Builder shall not be relieved of responsibility for errors or omissions in the Construction Documents or submittals such as shop drawings, product data, samples or submittals by the Owner’s approval thereof.

§ 3.2.13  The Design/Builder shall schedule and conduct weekly project meetings at which the Owner, the Design/Builder, the Architect, and appropriate Subcontractors shall review the status of the Work.  The Design/Builder shall prepare and promptly distribute meeting minutes.

§ 3.2.14 The Design/Builder shall develop a system of cost control for the Work, including regular monitoring of actual costs for activities in progress and estimates for uncompleted tasks and proposed changes.  The Design/Builder shall identify variances between actual and estimated costs and report the variances to the Owner at regular intervals designated by the Owner.

§ 3.2.15 The Design/Builder shall keep the Owner informed of the progress and quality of the Work, including non-conforming Work.  Without limitation, on a schedule directed by the Owner, the Design/Builder shall provide a monthly written report to the Owner on the progress of the entire Work, such report to be in form and content acceptable to the Owner.  Such report shall include, without limitation, the following, as requested by the Owner:  (i) updated project schedules(s) for each Phase of the Work including critical path analysis with identification of any significant changes from previous month; (ii) status of any ongoing design work and pending design issues; (iii) summary of construction activities completed in the month to which the report relates and activities expected to be completed in the month immediately following said month; (iv) update of project budget and cost report for each Phase of the Work including cost to date and status of receipt of payment of previously submitted Applications for Payment and a forecast of expenditures for each month following the month to which the report relates; (v) copies of minutes of meetings, status of submissions and processing of design submissions, shop drawings, catalog cuts and samples; (vi) summary of procurement of materials and equipment, including fabrication dates, delivery dates and percentage of project procurement completed; (vii) status of any pending requests for information, Construction Change Directives, Design/Builder Change Proposals and Change Orders; (viii) Project progress photographs, (ix) summary/status of the bid process for each outstanding subcontract; and (x) any other relevant data as the Owner may reasonably require.  All logs and materials relied upon by the Design/Builder to prepare the monthly reports required by this Section shall be available to the Owner for review.

§ 3.2.16 The Design/Builder shall be responsible for correcting Work which does not conform to the Contract Documents.

§ 3.2.17 The Design/Builder shall not substitute for any product or item indicated in the Construction Documents, or deviate in any way from the specifications and requirements indicated in the Construction Documents without the express written approval of the Owner.  Any request for such approval shall be made sufficiently in advance so as to cause no delay in the progress of the Work.  All Work shall be performed in accordance with best current practice in the industry, and in accordance with manufacturers’ and suppliers’ specifications and recommendations.

§ 3.2.18 The Design/Builder shall be responsible for the proper layout of mechanical, electrical, plumbing and fire protection systems, equipment, fixtures, piping, duct work, conduit, specialty items, and accessories, and for all variations in alignment, elevations, and detail required to avoid interferences and satisfy architectural, engineering and structural limitations.  Prior to the commencement of affected Work, the Design/Builder shall furnish the Owner with coordination drawings illustrating all mechanical, electrical, plumbing, fire protection and other building systems, equipment, fixtures, conduit, pipes, valves and all related installations.  The layout of such Work shall be carried out without affecting the architectural, engineering and structural integrity and limitations of the Work and shall be performed in such sequence and manner as to avoid conflicts, provide clear access to all control points, including valves, strainers, control devices, and specialty items of every nature related to such systems and equipment, obtain maximum headroom, provide adequate clearances as required for operation and maintenance, and provide an orderly appearance where exposed.  Exact locations of control points, fixtures and outlets shall be confirmed with the Owner’s representative before the Work is roughed in.  Work incorrectly installed without such confirmation from the Owner shall be relocated at the Design/Builder’s expense.

§ 3.2.19 The Design/Builder warrants to the Owner that materials and equipment furnished under the Contract will be of good quality and new unless otherwise required or permitted by the Contract Documents, that the construction and other services furnished under the Contract will be free from faults and defects, and that the construction will conform with the requirements of the Contract Documents. Construction not conforming to these requirements, including substitutions not properly approved by the Owner, shall be corrected in accordance with Article 9.

§ 3.2.20 The Design/Builder shall maintain harmonious labor relations among its employees and Subcontractors and Sub-subcontractors, whether of union or non-union status, and shall promptly resolve any work stoppages, slowdowns, jurisdictional disputes or other labor matters in compliance with applicable Legal Requirements.  The Design/Builder anticipates that some of the Subcontractors to be employed under this Contract will be union contractors, and some of the Subcontractors will be non-union contractors.  No dispute between labor organizations and the Design/Builder or any Subcontractor shall be permitted to cause delay or disruption on the Project, and the Design/Builder agrees to employ only trade labor and mechanics on the Work and to enter into agreements only with suppliers of materials and with Subcontractors who will work at all times in harmony with other trade labor and mechanics on the Project, regardless of their membership or non-membership in labor organizations.  The Design/Builder and all Subcontractors agree not to participate in or accede to any cessation of work which may occur as a result of any labor dispute.  There shall be no extension of the Contract Time on account of delays related to labor disputes of any kind, any such delays being solely the Design/Builder’s responsibility and risk.  If labor disputes arise and it is necessary to establish a second entrance to the site to prevent delays to the Work, the Design/Builder shall be responsible for all additional costs of establishing such second entrance and restoring the area after the dispute is resolved.  The Design/Builder shall reimburse, indemnify and hold harmless the Owner on account of any claims, actions, damages, costs or expenses, including without limitation damage to property, arising out of or resulting from labor actions (including vandalism) or disputes of any kind that arise under or in connection with the Design/Builder’s Work and involve the employees or agents of the Design/Builder or the employees or agents of any Subcontractor.  Should there be a work stoppage or slowdown caused by strike, picketing, boycott or by a voluntary or involuntary cessation of work by employees of the Design/Builder or of any supplier of the Design/Builder or of any Subcontractor, which in the judgment of the Owner has caused or will cause a material delay in the progress of construction, then, if such condition is not cured within five (5) business days after written notice, the Design/Builder shall be deemed to be in default under this Contract and the Owner may immediately exercise any rights or remedies under this Contract or otherwise on account of such default.

§ 3.2.21 The Design/Builder shall strictly adhere to any rules or procedures established by the Owner governing the conduct of the Design/Builder and the Design/Builder’s employees, agents and Subcontractors at the Project site.  Such rules and procedures may include, but are not limited to, badging, security, site access, traffic, parking and other rules of conduct.  The Design/Builder shall ensure that its employees, agents, representatives, and Subcontractors of every tier shall comply with such rules and regulations as may be promulgated or revised from time to time by the Owner.

§ 3.2.22 The Design/Builder shall pay all sales, consumer, use and similar taxes which had been legally enacted at the time the Design/Builder’s Proposal was first submitted to the Owner, and shall secure and pay for building and other permits and governmental fees, licenses and inspections necessary for the proper execution and completion of the Work which are either customarily secured after execution of a contract for construction or are legally required at the time the Design/Builder’s Proposal was first submitted to the Owner.

§ 3.2.23 The Design/Builder shall comply with and give notices required by Legal Requirements.  If the Design/Builder performs any Work knowing or having reason to know that it is contrary to Legal Requirements, and without notice to the Owner, the Design/Builder shall assume full responsibility therefor and shall bear all costs of correction thereof and other costs or damages attributable thereto.

§ 3.2.24 The Design/Builder shall pay royalties and license fees for patented designs, processes or products except as set forth in Article 13. The Design/Builder shall defend suits or claims for infringement of patent rights and shall hold the Owner harmless from loss on account thereof, but shall not be responsible for such defense or loss when a particular design, process or product of a particular manufacturer is required by the Owner. However, if the Design/Builder has reason to believe the use of a required design, process or product is an infringement of a patent, the Design/Builder shall be responsible for such loss unless such information is promptly furnished to the Owner.

§ 3.2.25 The Design/Builder shall include in the Guaranteed Maximum Price all allowances stated in the Construction Documents. Items covered by allowances shall be supplied for such amounts and by such persons or entities as the Owner may approve or direct, but the Design/Builder shall not be required to employ persons or entities to which the Design/Builder has reasonable objection.  Unless otherwise provided in the Contract Documents:

.1       allowances shall cover the cost to the Design/Builder of materials and equipment delivered at the site and all required taxes, less applicable trade discounts;

.2       Design/Builder’s costs for unloading and handling at the site, labor, installation costs, overhead, profit and other expenses contemplated for stated allowance items shall be included in other items in the GMP but not in the allowances; and

.3       whenever costs are more than or less than allowances, the GMP shall be adjusted accordingly by Change Order. The amount of the Change Order shall reflect (1) the difference between actual costs and the allowances under Section 3.2.25.1 and (2) changes in the Design/Builder’s costs under Section 3.2.25.2.

Materials and equipment under an allowance shall be selected by the Owner in sufficient time to avoid delay in the Work.

§ 3.2.26 The Design/Builder shall keep the premises and surrounding area free from accumulation of waste materials or rubbish caused by operations under this Part 2 Agreement.  Without limitation, the Design/Builder shall be responsible for the removal of all crates, cartons and other flammable waste materials or trash from the Work areas regardless of cause, and shall ensure that all floors in the structure are broom clean, at the end of each working day or at more frequent intervals if required to maintain the site in a safe, orderly and sanitary condition.  At the completion of the Work, the Design/Builder shall remove from the site waste materials, rubbish, the Design/Builder’s tools, construction equipment, machinery, and surplus materials, and shall leave the site in a neat and clean condition satisfactory to the Owner.  Immediately prior to the Owner’s inspection for Substantial Completion of the Work or any portion thereof, the Design/Builder shall completely clean the premises.  Concrete and ceramic surfaces shall be cleaned and washed.  Resilient coverings shall be cleaned, waxed and buffed.  Woodwork shall be dusted and cleaned.  Sash, fixtures and equipment shall be thoroughly cleaned.  Stains, spots, dust, marks and smears shall be removed from all surfaces.  Hardware and all metal surfaces shall be cleaned and polished.  Glass and plastic surfaces shall be thoroughly cleaned on both sides by professional window cleaners.  All damaged, broken or scratched glass or plastic shall be replaced by the Design/Builder at the Design/Builder’s expense.  If the Design/Builder fails to clean up as provided in the Contract Documents, the Owner may do so and the cost thereof shall be charged to the Design/Builder.

§ 3.2.27 The Design/Builder shall notify the Owner when the Design/Builder believes that the Work or any Phase or other agreed-upon portion thereof is substantially completed.  If the Owner concurs, the Design/Builder shall issue a Certificate of Substantial Completion which shall establish the Date of Substantial Completion, shall state the responsibility of each party for security, maintenance, heat, utilities, damage to the Work and insurance, shall include a list of items to be completed or corrected and shall fix the time within which the Design/Builder shall complete items listed therein, which shall not exceed 60 days, all as agreed by the parties.  Disputes between the Owner and the Design/Builder regarding the Certificate of Substantial Completion shall be resolved in accordance with provisions of Article 10.

§ 3.2.28 The Design/Builder shall maintain at the site for the Owner one record copy of the Construction Documents, including drawings, specifications, product data, samples, shop drawings, Change Orders and other Modifications, and copies of all graphic or written instructions, interpretations and clarifications issued by the Architect, all Project permits and approvals, inspection reports and certificates, all Subcontracts, material orders and other purchase orders, copies of the Project Schedule and other applicable schedule documentation and updates, and copies of the Design/Builder’s detailed daily field reports, all kept in good order and current.  These documents shall be available to the Owner at all times for reference and delivered to the Owner upon completion of construction and prior to final payment.  Without limitation, the Design/Builder shall also keep at the site a separate and complete set of the Drawings and Specifications, approved shop drawings and coordination drawings on which shall be noted neatly and accurately (a) the actual installed locations of all equipment, fixtures, piping, duct work, conduit, valves, switches, strainers and other control devices and specialty items, (b) all revisions to the plumbing, electrical, HVAC work and other Work, wherever such Work is installed other than exactly as shown on the Drawings (or the approved shop drawings or coordination drawings) or as described in the Specifications (with approval as required pursuant to the Contract Documents), and (c) the inverts and rim elevations of utility structures and the locations of any other subsurface improvements installed by the Design/Builder.  These record as-built Drawings shall be prepared and maintained in both hard copy and electronic (CAD) format.  The Owner shall have access to such record as-built Drawings at all times, and the Design/Builder shall deliver to the Owner, as a condition precedent to final completion of the Work and final payment, a complete and accurate set of record as-built Drawings for the entire Work, including three sets of blackline prints and one set of CAD format drawings.  Furnishing of the as-built Drawings will be carried on the punchlist with a value determined appropriate by the Owner.

§ 3.2.29 The Design/Builder shall prepare and deliver to the Owner operating and maintenance manuals for each major building system of the Project (number of copies of each as specified by the Owner).  The manuals shall contain full information for each item of mechanical, electrical or other operating equipment, copies of warranties therefore, schematic diagrams of control systems, circuit directories for each electric and communications panel board, charts showing the tagging of all valves and any other documents or information called for in the Specifications or requested by the Owner.  The Design/Builder shall obtain and include in the manuals reduced scale photocopies of the revised (as-built) electrical, HVAC, mechanical and plumbing Drawings referred to in Section 3.2.28.  Each volume of the manuals shall contain all information required by the Specifications and other Contract Documents, shall be clearly indexed, and shall include a directory of all engineers, Subcontractors and maintenance contractors, indicating the area of responsibility of each, and the name and telephone numbers of the responsible personnel of each organization.  Such manuals shall be delivered to the Owner prior to, and as a condition precedent to, final payment.

§ 3.2.30 Prior to Substantial Completion, the Design/Builder shall deliver three (or such greater number as may be directed by the Owner) complete sets of all guarantees and warranties to the Owner for review.  The Design/Builder hereby assigns to the Owner all of the Design/Builder’s rights and interest in all Subcontractors’ and manufacturers’ warranties and guaranties.  To the extent that any such Subcontractors’ and manufacturers’ warranties and guaranties extend beyond the correction period referred to in Section 9.2, the Design/Builder shall assist the Owner, as reasonably requested by the Owner and without additional charge, in enforcing any such warranties or guaranties.  Unless otherwise stated in the Construction Documents, all specified warranty periods shall commence upon Substantial Completion of the Work.

§ 3.2.31 The GMP includes all activities related to commissioning (including testing and balancing) of building systems and equipment, and reasonable and customary orientation, operating instructions and training for Owner’s personnel.

§ 3.3 ADDITIONAL SERVICES

§ 3.3.1 The services described in this Section 3.3 are not included in Basic Services unless so identified in Article 14, and they shall be paid for by the Owner as provided in this Part 2 Agreement, in addition to the compensation for Basic Services. The services described in this Section 3.3 shall be provided only if authorized or confirmed in advance in writing by the Owner.

§ 3.3.2 Making revisions in drawings, specifications, and other documents or electronic data when such revisions are required by the enactment or revision of codes, laws or regulations subsequent to the preparation of such documents or electronic data.

§ 3.3.3 Providing consultation concerning replacement of Work damaged by fire or other cause during construction, and furnishing services required in connection with the replacement of such Work, except to the extent such damage is attributable to the acts or omissions of the Design/Builder, the Architect, any Subcontractor, or others for whom the Design/Builder is liable.

§ 3.3.4 Providing services in connection with a public hearing, arbitration proceeding or legal proceeding, except where the Design/Builder (or the Architect or any Subcontractor) is a party thereto.

ARTICLE 4   TIME

§ 4.1 Unless otherwise indicated, the Owner and the Design/Builder shall perform their respective obligations as expeditiously as is consistent with reasonable skill and care and the orderly progress of the Project.

§ 4.2 Time limits stated in the Contract Documents are of the essence. As used in the Contract Documents, the term “day” means calendar day unless otherwise stated.  The Work to be performed under this Part 2 Agreement shall commence upon receipt of a notice to proceed unless otherwise agreed and, subject to authorized Modifications, Substantial Completion shall be achieved on or before the date established in Article 14.

§ 4.3 “Substantial Completion” is the stage in the progress of the Work when (i) the Work or designated portion thereof is sufficiently complete in accordance with the Contract Documents so the Owner can legally occupy and use the Project for its intended purposes, and only minor items, which have no material effect upon the use or function of the Project, remain to be completed, (ii) any Work remaining to be completed will not interfere with the Owner’s use and occupancy of the Project, (iii) the Design/Builder has obtained temporary or permanent certificates of occupancy for the Project or designated portion thereof and operating permits for any mechanical systems or apparatus which may be required by law to permit full use and occupancy of the completed Project, and (iv) all other requirements and conditions for substantial completion contained in the Contract Documents have been satisfied.  As used in this Agreement and the other Contract Documents, the term Substantial Completion means Substantial Completion of the Work as a whole (including all Phases) unless expressly stated otherwise.

§ 4.4 Based on the Design/Builder’s Proposal, a construction schedule (sometimes referred to in the Contract Documents as the Project Schedule) shall be provided and regularly updated consistent with Section 4.2 above.  Whenever critical path activities fall behind the planned schedule of construction as shown on the construction schedule, the Design/Builder shall notify the Owner and advise the Owner of the action being taken to return the Work to the planned schedule or to revise the schedule as necessary to maintain the scheduled date for Substantial Completion, and such action shall be indicated on the construction schedule which shall then be re-submitted by the Design/Builder to the Owner for approval.  Without limitation of the foregoing, if the Owner determines that the Work has been delayed, or that the construction schedule is in jeopardy of not being met, the Owner shall have the right to require the Design/Builder to take whatever steps are necessary to recover such delay.  If such delay is caused by the Owner, the costs of such schedule recovery shall be borne by the Owner; in all other cases, the costs associated with such recovery shall be borne by the Design/Builder without cost to the Owner.  If the Design/Builder disputes any direction by the Owner given pursuant to this section, it shall have no right to refuse to accelerate the Work (provided that the Owner makes all undisputed payments due to the Design/Builder in accordance with this

Agreement), and the Design/Builder’s recourse shall be to make a claim for additional costs in accordance with the provisions of the Contract Documents.

§ 4.5 If the Design/Builder is delayed at any time in the progress of the Work by an act or neglect of the Owner, the Owner’s employees, or separate contractors employed by the Owner, or by changes ordered in the Work, or by labor disputes (other than labor disputes involving the Design/Builder’s or any Subcontractor’s employees), fire, extreme weather conditions not reasonably anticipatable, unavoidable casualties or other causes beyond the Design/Builder’s control, or by delay authorized by the Owner pending arbitration, or by other causes which the Owner and the Design/Builder agree may justify delay, then the Contract Time shall be reasonably extended by Change Order for such reasonable time as the Owner may determine.

§ 4.6 Whenever the Design/Builder claims an extension of the Contract Time, only the necessary delay caused to completion of the Work as a whole shall be considered in measuring or evaluating the extent of the delay.  No extension of the Contract Time shall be granted for delays affecting portions of the Work which are not critical path activities on the latest accepted construction schedule.  In any event, an extension shall be granted only to the extent that the delay could not be avoided or mitigated by the exercise of all reasonable precautions, efforts and measures, including rescheduling or re-sequencing work activities, or reallocating forces.  No extension shall be granted for any delay to the extent it results from or arises out of the acts or omissions of the Design/Builder.  Any reference in this Section 4.6 to the fault, act or omission of the Design/Builder shall be deemed to include the faults, acts and omissions of the Architect, other Subcontractors, suppliers, employees and others performing any part of the Work.

§ 4.7 The Design/Builder shall notify the Owner immediately (which notice may be oral) of any cause that may delay the Work, and in any event the Design/Builder shall give written notice to the Owner no later than ten (10) working days after the time the Design/Builder knows or reasonably should know of any cause which will result (or has resulted) in delay for which the Design/Builder claims or intends to claim an extension of the Contract Time (including those causes which the Owner is responsible for or has knowledge of).  Such written notice shall (i) state that an extension is claimed; (ii) state in reasonable detail the circumstances which form the basis of the delay; and (iii) describe as fully as practicable at the time the date of commencement and duration or expected duration of the delay and its effect on the various portions of the Work.  The Design/Builder shall provide such supporting documentation of its claim as the Owner may require; the Design/Builder shall have the burden of establishing that the conditions and requirements of this Article 4 have been met.

§ 4.8 The submission of a written notice of delay and claim for time extension within the time period provided in Section 4.7 shall be a condition precedent to any extension of the Contract Time, and failure of the Design/Builder to comply with these requirements shall be a conclusive waiver of any claim for extension.  No officer, employee or representative of the Owner shall have authority to modify or waive, expressly or by implication, such condition precedent, and any action or statement by any such officer, employee or representative to such effect shall not be binding upon the Owner.

§ 4.9 In addition to the Design/Builder’s right to a time extension for those events set forth in Section 4.5 above, the Design/Builder shall also be entitled to an appropriate adjustment of the Contract Sum or GMP based on such delay if and to the extent such delay is caused by the act or omission of the Owner.  Any such adjustment of the Contract Sum shall be limited to direct costs, and shall not include home office overhead, lost opportunity cost, or other indirect costs or damages.

ARTICLE 5   PAYMENTS

§ 5.1 PROGRESS PAYMENTS

§ 5.1.1 The Design/Builder shall deliver to the Owner itemized Applications for Payment as indicated in Article 14.  Each Application for Payment shall be accompanied by all supporting documentation reasonably requested by the Owner.  Applications for Payment shall be based on a detailed schedule of values approved by the Owner prior to the submission of the first Application for Payment.  Changes to the schedule of values shall be subject to the Owner’s approval.  The Fixed A/E Services Cost, Fixed Supervision Cost, Fixed General Conditions Cost and Fixed Fee for each Phase of the Work, as specified in Section 13.1.1.1 or in subsequent GMP Amendments, shall be paid to the Design/Builder in monthly installments.  The amount of each such fixed cost to be included in each Application for Payment shall be proportional to the percentage of the Work completed as reflected in such

Application for Payment.  A draft Application for Payment shall be submitted and reviewed with the Owner prior to formal submission of the Application for Payment.

§ 5.1.2 Within thirty (30) days of the Owner’s receipt of a properly submitted and correct Application for Payment, the Owner shall make payment to the Design/Builder less retainage of seven and one-half percent (7.5%) of the amount of the Application.

§ 5.1.3 The Application for Payment shall constitute a representation by the Design/Builder to the Owner that the design and construction have progressed to the point indicated, the quality of the Work covered by the application is in accordance with the Contract Documents, and the Design/Builder is entitled to payment in the amount requested.

§ 5.1.4 Upon receipt of payment from the Owner, the Design/Builder shall promptly pay the Architect, other design professionals and each contractor the amount to which each is entitled in accordance with the terms of their respective contracts.

§ 5.1.5 The Owner shall have no obligation under this Part 2 Agreement to pay or to be responsible in any way for payment to the Architect, another design professional or a contractor performing portions of the Work.  If requested by the Owner each Application for Payment shall be accompanied by a certification of payment and release of claims from the Design/Builder and from each Subcontractor, in form reasonably satisfactory to the Owner, stating that the Design/Builder or Subcontractor, as applicable, has been paid all amounts due it on the basis of the previous Application for Payment, or else stating the amount not so paid and the reason for the discrepancy, and stating that such party has no claims other than those specified in the certification.  In the event of any such discrepancy or pending claims noted in a certification by a Subcontractor, the Design/Builder shall furnish its own written explanation to the Owner.

§ 5.1.6 Neither progress payment nor partial or entire use or occupancy of the Project by the Owner shall constitute an acceptance of Work not in accordance with the Contract Documents.

§ 5.1.7 The Design/Builder warrants that title to all construction covered by an Application for Payment will pass to the Owner no later than the time of payment.  The Design/Builder further warrants that upon submittal of an Application for Payment all construction for which payments have been received from the Owner shall be free and clear of liens, claims, security interests or encumbrances in favor of the Design/Builder or any other person or entity performing construction at the site or furnishing materials or equipment relating to the construction.  Transfer of title to the Owner shall not relieve the Design/Builder of any of its duties or obligations under the Contract Documents or of any responsibility or liability for the safe delivery and safeguarding, custody, or storage of any materials or equipment, nor shall it commence any warranty period (all warranty periods shall commence not earlier than Substantial Completion).

§ 5.1.8 Without limitation of the foregoing, and provided the Owner makes all payments required hereunder when due in accordance with this Agreement, in the event a notice of contract under M.G.L. ch. 254 § 4 is filed or recorded, or any other action is taken by a Subcontractor, supplier or other party to create, perfect or extend a mechanics lien or other lien or encumbrance affecting the Project or the site or any interest therein, or any other claim is brought against the Owner by any such party, the Design/Builder shall immediately cause such lien, encumbrance or claim to be removed by dissolution or, at the Design/Builder’s election, by bonding pursuant to M.G.L. c. 254 § 14.  If the Design/Builder fails to do so, the Owner shall have the right to discharge the claim or lien and hold the Design/Builder liable for costs and expenses incurred in connection therewith, including attorneys’ fees, or other damages suffered by the Owner arising out of such lien or encumbrance, and may deduct such amounts from any succeeding progress payments.

§ 5.1.9 Unless otherwise provided in the Contract Documents, payments shall be made on account of materials and equipment delivered and suitably stored at the site for subsequent incorporation in the Work. If approved in advance by the Owner in its sole discretion, payment may be requested for materials and equipment suitably stored off the site at a location agreed upon in writing. Payment for materials and equipment stored on or off the site shall be conditioned upon compliance by the Design/Builder with procedures satisfactory to the Owner to establish the Owner’s title to such materials and equipment or otherwise protect the Owner’s interest, which may include inspections of such materials or equipment by the Owner’s representatives at the Design/Builder’s expense.  Where the Owner has approved payment for materials and equipment stored off-site, all costs for storage, insurance, transportation and other costs shall be borne solely by the Design/Builder and shall not be considered Cost of the Work.  In approving payment for materials and equipment stored off-site, the Owner may require, without limitation, evidence that the off-site location is properly secure, proof of insurance, and segregation and/or marking of stored materials or equipment.

§ 5.1.10 If the Owner determines that the Design/Builder is not entitled to payment for all or part of an Application for Payment, it will so notify the Design/Builder in writing.  Such notice shall indicate the specific amounts the Owner intends to withhold, the reasons for the withholding, and the specific measures the Design/Builder must take to rectify the Owner’s concerns.  The Design/Builder and the Owner will attempt to resolve the Owner’s concerns as promptly as possible.  If the parties cannot resolve such concerns, the Design/Builder may pursue its rights under the Contract Documents, including those under Article 10 hereof.

§ 5.1.11 The Design/Builder shall notify the Owner when it believes the Core & Shell Phase is substantially complete, and when it believes the entire Work is substantially complete.  In each case, before giving such notice the Design/Builder shall carefully inspect the Work, prepare a punch list of items for completion or correction, and include such list with such notice to the Owner.  Failure to include any items on such list does not alter the responsibility of the Design/Builder to complete all Work in accordance with the Contract Documents.  The Owner and the Design/Builder will jointly inspect the Work to verify that it is substantially complete in accordance with the requirements of the Contract Documents.  The Design/Builder shall, promptly and as a condition to achieving Substantial Completion, correct or complete any items identified in the Owner’s inspection which are necessary to be completed or corrected for the Owner to efficiently use or occupy the Project or such phase thereof for the purpose for which it is intended (pursuant to a validly issued certificate of occupancy), or if the completion or correction thereof after the Owner commences use and occupancy would entail a risk of damage to completed Work. When the Core & Shell Phase, or the entire Work, as applicable, is substantially complete, and provided all other requirements and conditions precedent to Substantial Completion have been satisfied, the Owner shall prepare and issue a Certificate of Substantial Completion that will set forth (i) the date of Substantial Completion of the Work, (ii) the remaining items of Work that must be completed before release of retainage, (iii) provisions (to the extent not already provided in the Contract Documents) establishing the Owner’s and the Design/Builder’s responsibility for the Project’s security, maintenance, utilities and insurance pending final payment and (iv) an acknowledgment that specified warranty or correction periods commence to run on the date of Substantial Completion, except as may otherwise be noted in the Certificate of Substantial Completion or agreed by the parties.  The Design/Builder shall complete all remaining punch list items within sixty (60) days after the date of Substantial Completion.

§ 5.1.12 At the time of Substantial Completion of the Core & Shell Phase, and at the time of Substantial Completion of the entire Work, upon application for payment by the Design/Builder the Owner shall pay the Design/Builder the retainage held on account of the Work of such Phase (or the entire Work, as applicable), provided that the Owner may retain a sum equal to 200% of the estimated cost of completing or correcting any unfinished items, as agreed upon by the Design/Builder and the Owner, and consistent with industry standards.  Thereafter the Owner shall pay to the Design/Builder the amount so retained when all such items are completed and all other conditions to final payment as described in Section 5.2 have been satisfied.

§ 5.2 FINAL PAYMENT

§ 5.2.1 Upon receipt of written notice from the Design/Builder that the entire Work is ready for final inspection and acceptance, the Owner will promptly make such inspection and, if it finds the Work acceptable under the Contract Documents and the Contract fully performed, the Owner will promptly issue a certificate of final completion.  Upon issuance of such certificate of final completion, the Design/Builder may submit a final Application for Payment.  Neither final payment nor amounts retained, if any, shall become due until the Design/Builder submits to the Owner: (1) an affidavit that payrolls, bills for materials and equipment, and other indebtedness connected with the Work for which the Owner or the Owner’s property might be responsible or encumbered have been paid or otherwise satisfied; (2) a certificate evidencing that insurance required by the Contract Documents to remain in force after final payment is currently in effect and will not be canceled or allowed to expire until at least 30 days’ prior written notice has been given to the Owner; (3) a written statement that the Design/Builder knows of no substantial reason that the insurance will not be renewable to cover the period required by the Contract Documents; (4) consent of surety, if any, to final payment; (5) if required by the Owner, other data establishing payment or satisfaction of obligations, such as receipts, releases and waivers of liens, claims, security interests or encumbrances arising out of the Contract, to the extent and in such form as may be designated by the Owner; (6) all final permits and approvals, including unconditioned permanent and full certificate(s) of use or occupancy for all portions of the Project, and all operating manuals, as-built drawings, warranties and other deliverables required by the Contract Documents or customarily provided; (7) a satisfactory report by the Design/Builder which is approved by the Owner’s representative that all mechanical systems have been and are properly balanced and commissioned; and (8) delivery of all spare parts required to be provided pursuant to the Contract Documents or customary practice.  If a contractor or other person or entity entitled to assert a lien against the Owner’s property refuses to furnish a release or waiver required by the Owner, the Design/Builder may furnish a bond satisfactory to the Owner to indemnify the Owner against such lien.  If such lien remains unsatisfied after payments are made, the Design/Builder shall indemnify the Owner for all loss and cost, including reasonable attorneys’ fees incurred as a result of such lien.

§ 5.2.2 When the Work has been completed and the contract fully performed, the Design/Builder shall submit a final application for payment to the Owner, who shall make final payment within thirty (30) days of receipt, provided such invoice is submitted within sixty (60) days of the completion of the corresponding services.

§ 5.2.3 The making of final payment shall not constitute a waiver of claims by the Owner.  The Owner shall have the right, but shall have no obligation, to accept the Work subject to uncompleted items, which shall be set forth in a notice of final acceptance.  In such event, an amount equal to 150% of the cost of such uncompleted items (as agreed upon by the parties) shall be retained by the Owner.  The amount so retained shall not become due and payable to the Design/Builder until said items have been completed, the Owner’s inspection shall have confirmed such completion, and the Design/Builder shall have submitted an Application for Payment with respect to such items.  Notwithstanding the foregoing, if such items are not completed within 120 days after Substantial Completion, the Owner may, in its sole discretion, cause the same to be completed by such persons or entities as the Owner shall choose, and the cost of same shall be paid by the Design/Builder or deducted, to the extent possible, from the amounts so retained or any other sums then due the Design/Builder hereunder.

§ 5.2.4 Acceptance of final payment shall constitute a waiver of all claims by the Design/Builder except those previously made in writing and identified by the Design/Builder in writing as unsettled at the time of final Application for Payment.

ARTICLE 6   PROTECTION OF PERSONS AND PROPERTY

§ 6.1 The Design/Builder shall be responsible for initiating, maintaining and providing supervision of all safety precautions and programs in connection with the performance of this Part 2 Agreement.

§ 6.2 The Design/Builder shall take reasonable precautions for the safety of, and shall provide reasonable protection to prevent damage, injury or loss to: (1) employees on the Work and other persons who may be affected thereby; (2) the Work and materials and equipment to be incorporated therein, whether in storage on or off the site, under care, custody, or control of the Design/Builder or the Design/Builder’s contractors; and (3) other property at or adjacent thereto, such as trees, shrubs, lawns, walks, pavements, roadways, structures and utilities not designated for removal relocation or replacement in the course of construction.  The Design/Builder shall be responsible for all tools and equipment used by Design/Builder and any Subcontractor in carrying out the Project, including damage or risk of loss thereto during performance of the Work hereunder or in the case where any such tools and equipment are left on the Owner’s premises while not being used for performance of the Work.

§ 6.3 The Design/Builder shall give notices and comply with applicable laws, ordinances, rules, regulations and lawful orders of public authorities bearing on the safety of persons or property or their protection from damage, injury or loss.

§ 6.4 Without limitation of the foregoing general requirements, the Design/Builder acknowledges that facilities of the Owner adjacent to the site of the Work or otherwise potentially impacted by the Project will remain in operation throughout the construction of the Project.  Strict adherence by the Design/Builder and all Subcontractors to schedule, safety and protection requirements is critical to avoid impacts on the existing facilities, operations and activities of the Owner.  The Design/Builder acknowledges and agrees that because of the Owner’s continuous occupancy of the existing facilities, the coordination, scheduling and management of the Project is of special importance and will require additional effort and attention on the part of the Design/Builder.  The Design/Builder shall be responsible for ensuring that adequate requirements concerning the safety, security and protection of the Owner’s personnel and existing facilities and operations are established and strictly enforced.  The Design/Builder shall take all actions deemed necessary by the Owner to ensure that there is no interruption or interference with the business activities and operations conducted by the Owner or third parties at or in the vicinity of the Project site.

§ 6.5 The Design/Builder shall promptly remedy damage and loss to property at the site caused in whole or in part by the Design/Builder, a contractor of the Design/Builder or anyone directly or indirectly employed by any of them, or by anyone for whose acts they may be liable.

§ 6.6 The Design/Builder shall ensure that all workers present at the site (i) will be made available if requested by the Owner for training to be conducted by the Owner including training in chemical hygiene protocols, and (ii) will comply with all rules, regulations and policies of the Owner concerning activities in restricted laboratory areas.  In the event the Design/Builder encounters on the site materials reasonably believed to be hazardous under state or federal law (“Hazardous Materials”) which have not been rendered harmless, the Design/Builder shall immediately report the condition to the Owner in writing.  The Work in the affected area shall not thereafter be resumed except by written agreement of the Owner and the Design/Builder if Hazardous Materials are found to exist and have not been rendered harmless.  The Work in the affected area shall be resumed in the absence of Hazardous Materials or when they has been rendered harmless, by written agreement of the Owner and the Design/Builder.

§ 6.7 The Design/Builder shall not be required pursuant to Article 8 to perform without consent any removal, remediation or abatement of Hazardous Materials which existed on or at the site prior to the commencement of the Work.  The Owner is not aware of any improper storage or handling of Hazardous Materials at the site.

ARTICLE 7   INSURANCE AND BONDS

§ 7.1 DESIGN/BUILDER’S LIABILITY INSURANCE

§ 7.1.1 The Design/Builder shall purchase from and maintain, in a company or companies lawfully authorized to do business in the jurisdiction in which the Project is located, such insurance as will protect the Design/Builder and the Additional Insureds (as defined in Exhibit E) from claims set forth below which may arise out of or result from operations under this Part 2 Agreement by the Design/Builder or by a contractor of the Design/Builder, or by anyone directly or indirectly employed by any of them, or by anyone for whose acts any of them may be liable:

.1       claims under workers’ compensation, disability benefit and other similar employee benefit laws that are applicable to the Work to be performed;

.2       claims for damages because of bodily injury, occupational sickness or disease, or death of the Design/Builder’s employees;

.3       claims for damages because of bodily injury, sickness or disease, or death of persons other than the Design/Builder’s employees;

.4       claims for damages covered by usual personal injury liability coverage which are sustained (1) by a person as a result of an offense directly or indirectly related to employment of such person by the Design/Builder or (2) by another person;

.5       claims for damages, other than to the Work itself, because of injury to or destruction of tangible property, including loss of use resulting therefrom;

.6       claims for damages because of bodily injury, death of a person or property damage arising out of ownership, maintenance or use of a motor vehicle; and

.7       claims involving contractual liability insurance applicable to the Design/Builder’s obligations under Section 11.5.

§ 7.1.2 The insurance required by Section 7.1.1 shall be written for not less than limits of liability specified in Exhibit E to this Part 2 Agreement or required by law, whichever coverage is greater. Coverages, whether written on an occurrence or claims-made basis, shall be maintained without interruption from date of commencement of the Work until date of final payment and termination of any coverage required to be maintained after final payment.

§ 7.1.3 Certificates of Insurance acceptable to the Owner shall be delivered to the Owner prior to commencement of the Work and thereafter upon renewal or replacement of each required policy of insurance.  These Certificates and the insurance policies required by this Section 7.1 shall contain a provision that coverages afforded under the policies will not be canceled or allowed to expire until at least 30 days’ prior written notice has been given to the

Owner.  Upon request, the Design/Builder shall furnish to the Owner true and complete copies of all insurance policies required to be maintained by the Design/Builder under this Article.  The Design/Builder shall furnish to the Owner copies of any endorsements that are subsequently issued amending limits or scope of coverage.  If any of the foregoing insurance coverages are required to remain in force after final payment, an additional certificate evidencing continuation of such coverage shall be submitted with the application for final payment. Information concerning reduction of coverage shall be furnished by the Design/Builder with reasonable promptness in accordance with the Design/Builder’s information and belief.

§ 7.2 OWNER’S LIABILITY INSURANCE

§ 7.2.1 The Owner shall be responsible for purchasing and maintaining the Owner’s usual liability insurance. Optionally, the Owner may purchase and maintain other insurance for self-protection against claims which may arise from operations under this Part 2 Agreement. The Design/Builder shall not be responsible for purchasing and maintaining this optional Owner’s liability insurance unless specifically required by the Contract Documents.

§ 7.3 PROPERTY INSURANCE

§ 7.3.1 The Owner shall purchase and maintain, in a company or companies authorized to do business in the jurisdiction in which the principal improvements are to be located, property insurance upon the Work, solely with respect to property that is physically on the premises at 65 Hayden Avenue, Lexington, MA (the “Premises”) to the full insurable value thereof on a replacement cost basis. Such property insurance shall be maintained until final payment has been made.  This insurance shall cover the interests of the Owner, the Design/Builder and all Subcontractors in the Work.

§ 7.3.2 Such property insurance shall be on an all-risk policy form and shall insure against the perils of fire and extended coverage and physical loss or damage including, without duplication of coverage, theft, vandalism, malicious mischief, collapse, falsework, temporary buildings and debris removal including demolition occasioned by enforcement of any applicable legal requirements, and shall cover reasonable compensation for the direct and actual cost of services required to be re-performed and out-of-pocket expenses of the Design/Builder’s Architect and other professionals required as a result of such insured loss.  Coverage for other perils shall not be required unless otherwise provided in the Contract Documents.  Sublimits of coverage may apply with respect to certain perils. The Design/Builder acknowledges and agrees that the terms and conditions of such insurance, including all sublimits and exclusions from coverage, shall be as set forth in the policy or policies, and in the event of any inconsistency between the provisions of this Section 7.3 and the actual policy terms and conditions, the actual policy shall govern.  The Design/Builder shall be responsible for any deductible under the Owner’s property insurance (not to exceed $10,000 per occurrence) in the case of losses resulting from the negligence or willful misconduct of the Design/Builder or its Subcontractors; in all other cases the Owner shall be responsible for the deductible.  The Owner’s property insurance will not cover any tools, equipment, temporary structures or other property owned or rented by the Design/Builder or Subcontractors which is not to be incorporated in the Work.  The Design/Builder and Subcontractors assume the risk of loss as to such items, and waive all rights they may have against the Owner for damage or loss to such items.

§ 7.3.3 If the Owner does not intend to purchase such property insurance required by this Part 2 Agreement and with all of the coverages in the amount described above, the Owner shall so inform the Design/Builder prior to commencement of the construction.

§ 7.3.4 Unless otherwise provided, the Owner shall purchase and maintain such boiler and machinery insurance required by this Part 2 Agreement or by law, which shall specifically cover such insured objects on the Premises during installation and until final acceptance by the Owner.

§ 7.3.5 A loss insured under the Owner’s property insurance shall be adjusted by the Owner and made payable to the Owner.

§ 7.3.6 If the Design/Builder requests in writing that insurance for risks other than those described herein or for other special hazards be included in the Owner’s property insurance policy, the Owner shall, if commercially reasonable, obtain such insurance, and the cost thereof shall be charged to the Design/Builder by appropriate Change Order.

§ 7.3.7 The Owner and the Design/Builder waive all rights against each other and the Architect and other design professionals, contractors, subcontractors, agents and employees, each of the other, for damages caused by fire or other perils to the extent covered by property insurance obtained pursuant to this Section 7.3 or other property insurance applicable to the Work, excepting the parties’ obligations with respect to payment of deductibles and the Design/Builder’s obligations under Section 3.2.20.  The waiver of claims in the preceding sentence shall not apply to (i) any claims based on gross negligence, intentional misconduct or conduct which violates a statutory duty, such as a building code violation, or (ii) claims arising out of the Design/Builder’s completed operations.  The Owner or the Design/Builder, as appropriate, shall require from contractors and subcontractors by appropriate agreements, written where legally required for validity, similar waivers each in favor of other parties enumerated in this Section 7.3. The policies shall provide such waivers of subrogation by endorsement or otherwise. A waiver of subrogation shall be effective as to a person or entity even though that person or entity would otherwise have a duty of indemnification, contractual or otherwise, did not pay the insurance premium directly or indirectly, and whether or not the person or entity had an insurable interest in the property damaged.

§ 7.3.8 (Intentionally omitted)

§ 7.3.9 The Owner shall have power to adjust and settle a loss with insurers.

§ 7.4 (Intentionally omitted)

§ 7.5 ERRORS AND OMISSIONS INSURANCE

§ 7.5.1 The Design/Builder shall cause the Core/Shell Architect and the Interior Architect to purchase and maintain in force professional errors and omissions insurance with limits not less than the per claim limits specified in Exhibit E, such insurance to be maintained for at least three years after final completion of the Project or, if longer, the period of limitations or repose under the law of the jurisdiction where the Project is located.

ARTICLE 8   CHANGES IN THE WORK

§ 8.1 CHANGES

§ 8.1.1 Changes in the Work may be accomplished after execution of this Part 2 Agreement, without invalidating this Part 2 Agreement, by Change Order, Construction Change Directive, or order for a minor change in the Work, subject to the limitations stated in the Contract Documents.

§ 8.1.2 A Change Order shall be based upon agreement between the Owner and the Design/Builder; a Construction Change Directive may be issued by the Owner without the agreement of the Design/Builder; an order for a minor change in the Work may be issued by the Owner.

§ 8.1.3 Changes in the Work shall be performed under applicable provisions of the Contract Documents, and the Design/Builder shall proceed promptly, unless otherwise provided in the Change Order, Construction Change Directive, or order for a minor change in the Work.

§ 8.1.4 If unit prices are stated in the Contract Documents or subsequently agreed upon, and if quantities originally contemplated are so changed in a proposed Change Order or Construction Change Directive that application of such unit prices to quantities of Work proposed will cause substantial inequity to the Owner or the Design/Builder, the applicable unit prices shall be equitably adjusted by mutual written agreement of the Design/Builder and the Owner.

§ 8.2 CHANGE ORDERS

§ 8.2.1 A “Change Order” is a written instrument prepared by the Design/Builder and signed by the Owner and the Design/Builder, stating their agreement upon all of the following:

.1       a change in the Work;

.2       the amount of the adjustment, if any, in the Contract Sum; and

.3       the extent of the adjustment, if any, in the Contract Time.

A Change Order duly executed by the Owner and the Design/Builder provides for an all-inclusive settlement for all changes and all direct, indirect, supplemental and cumulative costs and delays (except for any items expressly excluded by the terms of the Change Order), and the Design/Builder’s signature represents a waiver of any and all rights to file a claim on account of that instrument or the change.  By executing the Change Order, the Design/Builder represents to the Owner that the Architect and all Subcontractors performing Work under the Change Order have agreed to the terms of the Change Order, and the Design/Builder assumes full responsibility for any claims by Subcontractors in connection with the Change Order or the performance of the Work covered by the Change Order.

§ 8.3 CONSTRUCTION CHANGE DIRECTIVES

§ 8.3.1 A “Construction Change Directive” is a written order prepared and signed by the Owner, directing a change in the Work prior to agreement on adjustment, if any, in the Contract Sum or Contract Time, or both.  If so directed by the Owner in writing, the Design/Builder shall promptly proceed with the change in the Work described in such directive, even if the Design/Builder and the Owner have not agreed on compensation or schedule adjustments with respect to such change.  Any adjustments to the Contract Sum or the Contract Time on account of such change in the Work shall be determined as hereafter provided in this Article 8.  The Owner shall be obligated to timely pay in accordance with the terms of this Agreement all sums that are undisputed related to any Construction Change Directive.

§ 8.3.2 In the case of any change initiated by the Owner, whether or not a Construction Change Directive is issued, the Owner may request the Design/Builder to submit a “Change Proposal” therefor.  To the extent practicable under the circumstances, the Design/Builder shall submit the Change Proposal within twenty-one (21) days after receipt of such request.  Change Proposals shall remain firm for a period of not less than 60 days from delivery of the Change Proposal to the Owner.  Any delay in submission of a Change Proposal will not justify or constitute the basis for an increase in Contract Sum or Contract Time.  Change Proposals shall be submitted in form and detail reasonably acceptable to the Owner, and by submitting a Change Proposal the Design/Builder shall be deemed to certify that the amounts included cover all direct, indirect, supplemental, serial and cumulative costs and delays, and that those costs and delays would be or were necessarily incurred, despite the Design/Builder’s reasonable and diligent efforts to mitigate them.  Change Proposals shall include itemized estimates detailing all applicable elements of cost, including, but not limited to, labor man-hours and payroll costs, quantities, crew mixes, production rates, material costs, Subcontractor and supplier costs, equipment costs, and any other costs.  Where a change in the Contract Time is sought, the Change Proposal shall include a detailed schedule impact analysis based on the construction schedule.  The Design/Builder shall furnish upon the Owner’s request such further information, details and documents of the Design/Builder and Subcontractors as may be required by the Owner to permit the Owner’s analysis of all items related to the proposed change.

§ 8.3.3 If the Owner and the Design/Builder do not agree on a lump sum or other basis for compensation for a change in the Work, the adjustment to the Contract Sum shall be determined on the basis of reasonable expenditures and savings of those performing the Work attributable to the change, including the expenditures for design services and revisions to the Contract Documents. In case of an increase in the Contract Sum, the cost shall include a reasonable allowance for overhead and profit as specified in Section 13.1.1.1 and Section 8.3.4.  In all cases, the Design/Builder shall keep and present to the Owner detailed daily records and an itemized accounting together with appropriate supporting data for inclusion in a Change Order. Unless otherwise provided in the Contract Documents, costs for these purposes shall be defined as in Section 13.1.1.2.

§ 8.3.4. The amount allowed to a Subcontractor who performs a change in the Work with its own forces, for overhead, small tools, superintendence and profit (“mark-up”) shall not exceed ten percent (10%) of the net cost of the change in the Work.  If the Subcontractor who performs the work is not a first tier Subcontractor, the first tier Subcontractor shall be allowed a mark-up not to exceed five percent (5%) of the net cost of the change in the Work.  The aggregate amount of all mark-ups to Subcontractors, regardless of the number of tiers of Subcontractors involved or the amount of the Change Order, shall not exceed fifteen percent (15%).  No mark-up shall be allowed on bond premiums.

§ 8.3.5 Pending final determination of cost to the Owner, amounts not in dispute may be included in Applications for Payment. The amount of credit to be allowed by the Design/Builder to the Owner for deletion or change which results in a net decrease in the Contract Sum will be actual net cost. When both additions and credits covering related Work or substitutions are involved in a change, the allowance for overhead and profit shall be figured on the basis of the net increase, if any, with respect to that change.

§ 8.3.6 When the Owner and the Design/Builder agree upon the adjustments in the Contract Sum and Contract Time, such agreement shall be effective immediately and shall be recorded by preparation and execution of an appropriate Change Order.

§ 8.4  DESIGN/BUILDER CHANGE REQUESTS

§ 8.4.1 Except for Change Orders or Construction Change Directives initiated by the Owner, the Design/Builder shall not be entitled to any adjustment in the Contract Sum or to any extension of the Contract Time as a result of any event, occurrence, condition or other cause, including without limitation any act or failure to act by the Owner, unless the Design/Builder shall have first submitted to the Owner notice as provided in Section 8.8 below and shall have complied with the other applicable requirements of the Contract.  Following such notice, the Design/Builder shall submit to the Owner a Change Proposal as described in Section 8.3.2.  When practicable, the Change Proposal must be delivered to the Owner within 21 days following the submission of the notice of claim required by Section 8.8.

§ 8.4.2 Failure of the Design/Builder to comply strictly with the notice requirements, procedures and time periods set forth in this Section 8.4 shall be conclusively deemed to constitute a waiver by the Design/Builder of any claim or any other right to an adjustment of the Contract Sum or the Contract Time with respect to any work or other occurrence, condition, event or circumstance which is or could be the subject of a Change Proposal or other claim of the Design/Builder.

§ 8.5 MINOR CHANGES IN THE WORK

§ 8.5.1 The Owner shall have authority to order minor changes in the Construction Documents and construction consistent with the intent of the Contract Documents when such minor changes do not involve adjustment in the Contract Sum or extension of the Contract Time.  If the Design/Builder believes that any order by the Owner for a minor change in the Work requires adjustment in the Contract Sum or the Contract Time, the Design/Builder shall give notice as provided in Section 8.8 and proceed as provided in Section 8.4.

§ 8.6 CONCEALED CONDITIONS

§ 8.6.1 If conditions are encountered at the site which are (1) subsurface or otherwise concealed physical conditions which differ materially from those indicated in the Contract Documents, or (2) unknown physical conditions of an unusual nature which differ materially from those ordinarily found to exist and generally recognized as inherent in construction activities of the character provided for in the Contract Documents, then notice by the observing party shall be given to the other party promptly before conditions are disturbed and in no event later than ten (10) business days after first observance of the conditions. The Contract Sum shall be equitably adjusted if applicable on account of such concealed or unknown conditions by Change Order upon claim by either party made within fourteen (14) days after the claimant becomes aware of the conditions.

§ 8.7 REGULATORY CHANGES

§ 8.7.1 The Design/Builder shall be reasonably compensated for changes in the construction necessitated by the enactment or revisions of codes, laws or regulations subsequent to the submission of the Design/Builder’s Proposal.

§ 8.8 NOTICE OF CLAIM

§ 8.8.1 If the Design/Builder believes that a change in the Work has occurred or that it is otherwise entitled to an increase in the Contract Sum or other payment of money, as a result of any act or omission of the Owner or as a result of any other occurrence or event arising out of or related to the Work or Project, the Design/Builder shall provide written notice to the Owner of the basis for its claim for compensation.  Such written notice of claim shall be given promptly (before proceeding to execute any work involved, except in an emergency) and in any event no later than fourteen (14) days after the Design/Builder recognizes or reasonably should have recognized the event, occurrence, circumstance or condition giving rise to the claim.  Such notice shall include sufficient information to advise the Owner of the circumstances giving rise to the claim for relief, the specific contractual adjustment or relief requested and the basis of such request.  Failure to give such notice within such time period shall constitute a conclusive waiver of any claim based on such occurrence, event, circumstance or condition.

ARTICLE 9   CORRECTION OF WORK

§ 9.1 The Design/Builder shall promptly correct Work rejected by the Owner or known by the Design/Builder to be defective or failing to conform to the requirements of the Contract Documents, whether observed before or after Substantial Completion and whether or not fabricated, installed or completed.  The Design/Builder shall bear costs of correcting such rejected Work, including additional testing and inspections and repair of any damage caused to other parts of the Work.

§ 9.2 If, within one (1) year after the date of Substantial Completion of the entire Work or, if later, after the date for commencement of warranties established in a written agreement between the Owner and the Design/Builder, or by terms of an applicable special warranty required by the Contract Documents, any of the Work is found to be not in accordance with the requirements of the Contract Documents, the Design/Builder shall correct it promptly at no cost to Owner after receipt of a written notice from the Owner to do so unless the Owner has previously given the Design/Builder a specific written acceptance of such condition.

§ 9.3 Nothing contained in this Article 9 shall be construed to establish a period of limitation with respect to other obligations which the Design/Builder might have under the Contract Documents.  Establishment of the time period of one (1) year as described in Section 9.2 relates only to the specific right of the Owner to notify the Design/Builder of a need to correct the Work, and has no relationship to the time within which the obligation to comply with the Contract Documents may be sought to be enforced, nor to the time within which proceedings may be commenced to establish the Design/Builder’s liability with respect to the Design/Builder’s obligations other than specifically to correct the Work.

§ 9.4 If the Design/Builder fails to correct nonconforming Work as required or fails to carry out Work in accordance with the Contract Documents, the Owner, by written order signed personally or by an agent specifically so empowered by the Owner in writing, may order the Design/Builder to stop the Work, or any portion thereof, until the cause for such written order has been eliminated; however, the Owner’s right to stop the Work shall not give rise to a duty on the part of the Owner to exercise the right for benefit of the Design/Builder or other persons or entities.

§ 9.5 If the Design/Builder defaults or neglects to carry out the Work in accordance with the Contract Documents and fails within seven (7) days after receipt of written notice from the Owner to commence and continue correction of such default or neglect with diligence and promptness, the Owner may, without prejudice to other remedies the Owner may have, correct such deficiencies.  If the Owner undertakes to carry out the Work or make good such deficiencies, the Owner may take possession of the site or any portion thereof and possession and use of any and all materials, equipment, tools, construction equipment and machinery thereon owned by the Design/Builder or any Subcontractor in order to carry out the Work or make good such deficiencies by whatever method it may deem expedient.  The Owner shall not be liable for any depreciation, loss or damage to such materials, equipment or tools during such use thereof, except for damage to equipment caused by the gross negligence or willful misconduct of the Owner or its contractors.  In such case an appropriate Change Order shall be issued deducting from payments then or thereafter due the Design/Builder, the costs of correcting such deficiencies either on its own or through a third party.  If the payments then or thereafter due the Design/Builder are not sufficient to cover the amount of the deduction, the Design/Builder shall pay the difference to the Owner.  Such action by the Owner shall be subject to dispute resolution procedures as provided in Article 10.

§ 9.6   In the event that any work is performed to correct, repair or remedy any portion of the Work pursuant to Section 9.2, all such corrective work, and all materials, equipment, supplies, appliances, fixtures and specialty devices requiring replacement during the correction period specified herein, shall be subject to a supplemental correction period to cover all such corrective work and all such replacement items for the full correction period of one year, beginning as of the date of acceptance of each such replacement item or element of corrective work; provided, however, that this section shall not apply in the case of corrective work performed by Subcontractors under subcontracts for the Core & Shell Phase Work.

§ 9.7 Without limitation of the foregoing, no additional charge shall be made by the Design/Builder, the Architect or any Subcontractor for attending meetings at the site to diagnose problems or to instruct the Owner’s personnel in the proper operation or maintenance of the Work or for making initial or seasonal adjustments (not including normal maintenance) of mechanical or other systems during the period of one year following Substantial Completion of the entire Work.  The Design/Builder shall provide such service promptly upon notice from the Owner.  In case of emergency, the Design/Builder shall provide such service as necessary to avoid loss or damage or to maintain normal use of the premises.  The Design/Builder shall furnish to the Owner a list of names and telephone numbers, with a back up name and telephone number, covering each area of potential emergency.

ARTICLE 10   DISPUTE RESOLUTION

§ 10.1 Claims, disputes or other matters in question between the parties arising out of or relating to this Agreement or breach thereof (other than claims which have been waived pursuant to the terms of the Contract Documents) shall be subject to and decided by mediation or arbitration, if so agreed by the parties.  If the parties do not so agree, any such claims, disputes or other matters shall be resolved by litigation, as provided in Section 10.6.  If the parties agree to mediation or arbitration, such mediation or arbitration shall be conducted in accordance with the Construction Industry Mediation or Arbitration Rules of the American Arbitration Association currently in effect.

§ 10.2 In addition to and prior to arbitration or litigation, the parties shall, if both parties agree, endeavor to settle disputes by mediation. If so agreed, a request for mediation shall be with the American Arbitration Association. A request for mediation shall be made within a reasonable time after the claim, dispute or other matter in question has arisen. In no event shall a request for mediation be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statute of repose or limitations.

§ 10.3 If the parties agree to arbitration for resolution of any dispute, a request for arbitration shall be filed in writing by either party with the American Arbitration Association. A request for arbitration shall be made within a reasonable time after the claim, dispute or other matter in question has arisen. In no event shall a request for arbitration be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statutes of repose or limitations.

§ 10.4 An arbitration pursuant to this Section may be joined with an arbitration involving common issues of law or fact between the Design/Builder and any person or entity with whom the Design/Builder has a contractual obligation to arbitrate disputes.

§ 10.5 Any award rendered by the arbitrator or arbitrators following the procedures described herein shall be final, and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction thereof.

§ 10.6 Except for disputes which the parties agree to submit to arbitration as provided above, all disputes between the parties shall be resolved by litigation in a court of competent jurisdiction in Middlesex County or Suffolk County, Massachusetts. Unless otherwise agreed by the parties, all claims of both parties shall be aggregated for trial in a single action, and each party hereby waives any right to trial by jury in connection therewith.

§ 10.7 Any request by the Design/Builder for arbitration of a dispute, or (in the event the Owner does not agree to arbitration) any suit by the Design/Builder based on a claim or dispute, shall be commenced no later than the date two years after the expiration or termination of this Agreement, or else it shall be deemed to be waived.

§ 10.8 Unless otherwise agreed by the parties, the Design/Builder shall continue to perform the Work and the Owner shall continue to satisfy its payment obligations to the Design/Builder, pending the final resolution of any dispute.

ARTICLE 11   MISCELLANEOUS PROVISIONS

§ 11.1 GOVERNING LAW

§ 11.1.1 Unless otherwise provided, this Part 2 Agreement shall be governed by the law of the place where the Project is located.

§ 11.2 SUBCONTRACTS

§ 11.2.1 Subcontractors shall be selected as provided in Section 3.2.8.

§ 11.3 WORK BY OWNER OR OWNER’S CONTRACTORS

§ 11.3.1 The Owner reserves the right to perform construction or operations related to the Project with the Owner’s own forces, and to award separate contracts in connection with other portions of the Project or other construction or operations on the site under conditions of insurance and waiver of subrogation substantially identical to the provisions of this Part 2 Agreement. If the Design/Builder claims that delay or additional cost is involved because of such action by the Owner, the Design/Builder shall assert such claims as provided in Sections 11.3.3 and 11.4.

§ 11.3.2 The Design/Builder shall afford the Owner’s separate contractors reasonable opportunity for introduction and storage of their materials and equipment and performance of their activities and shall connect and coordinate the Design/Builder’s construction and operations with theirs as required by the Contract Documents.

§ 11.3.3 Costs incurred by the Design/Builder caused by delays or by improperly timed activities or defective construction for which a separate contractor selected by the Owner is responsible shall be borne by the Owner, and costs incurred by a separate contractor caused by delays or by improperly timed activities or defective construction for which the Design/Builder is responsible shall be borne by the Design/Builder.

§ 11.4 CLAIMS FOR DAMAGES

§ 11.4.1 If either party to this Part 2 Agreement suffers injury or damage to person or property because of an act or omission of the other party, of any of the other party’s employees or agents, or of others for whose acts such party is legally liable (but subject to the provisions of Section 11.3.3), written notice of such injury or damage, whether or not insured, shall be given to the other party within a reasonable time not exceeding 21 days after first observance. The notice shall provide sufficient detail to enable the other party to investigate the matter. If a claim of additional cost or time related to this claim is to be asserted, it shall be filed in writing as provided in Section 4.7 and/or Section 8.8, as applicable.

§ 11.5 INDEMNIFICATION

§ 11.5.1 To the fullest extent permitted by law, the Design/Builder shall indemnify and hold harmless the Owner, the Owner’s consultants, and agents and employees of any of them from and against claims, damages, losses and expenses, including but not limited to attorneys’ fees, arising out of or resulting from performance of the Work, provided that such claims, damages, losses or expenses (i) are attributable to bodily injury, sickness, disease or death, or to injury to or destruction of tangible property (other than the Work itself) including loss of use resulting therefrom, but only to the extent caused in whole or in part by negligent acts or omissions of the Design/Builder, anyone directly or indirectly employed by the Design/Builder or anyone for whose acts the Design/Builder may be liable, regardless of whether or not such claim, damage, loss or expense is caused in part by a party indemnified hereunder, or (ii) are attributable to third party claims that result from the breach or failure of the Design/Builder to perform its obligations under the Contract.  Such obligation shall not be construed to negate, abridge, or reduce other rights or obligations of indemnity which would otherwise exist as to a party or person described in this Section 11.5.  This obligation of indemnification shall survive termination of this Part 2 agreement.

§ 11.5.2 In claims against any person or entity indemnified under this Section 11.5 by an employee of the Design/Builder, anyone directly or indirectly employed by the Design/Builder or anyone for whose acts the Design/Builder may be liable, the indemnification obligation under this Section 11.5 shall not be limited by a limitation on amount or type of damages, compensation or benefits payable by or for the Design/Builder under workers’ compensation acts, disability benefit acts or other employee benefit acts.

§ 11.6 SUCCESSORS AND ASSIGNS

§ 11.6.1 The Owner and the Design/Builder, respectively, bind themselves, their partners, successors, assigns and legal representatives to the other party to this Part 2 Agreement and to the partners, successors and assigns of such other party with respect to all covenants of this Part 2 Agreement. Neither the Owner nor the Design/Builder shall assign this Part 2 Agreement without the written consent of the other. The Owner may assign this Part 2 Agreement to any affiliate of the Owner or to any institutional lender providing construction financing, and the Design/Builder agrees to execute all consents reasonably required to facilitate such an assignment. If either party makes such an assignment, that party shall nevertheless remain legally responsible for all obligations under this Part 2 Agreement, unless otherwise agreed by the other party.

§ 11.7 TERMINATION OF ARCHITECT OR OTHER KEY PERSONNEL

§ 11.7.1 Prior to termination of the services of the Architect or any other design professional designated in this Part 2 Agreement, the Design/Builder shall identify to the Owner in writing another architect or other design professional with respect to whom the Owner has no reasonable objection, who will provide the services originally to have been provided by the Architect or other design professional whose services are being terminated.  Any termination or replacement of the Architect must also have the written consent of the Owner.

§ 11.7.2 The key members of the Design/Builder’s staff shall not be removed or replaced without the prior written consent of the Owner, unless any such person becomes unable to perform his or her duties due to death, disability or termination of employment, or unless the Owner requests removal or replacement.  If any such key personnel are no longer capable of performing in their designated capacity, or are removed by the Owner, the Owner and the Design/Builder shall agree on a mutually acceptable replacement.

§ 11.8 EXTENT OF AGREEMENT

§ 11.8.1 This Part 2 Agreement represents the entire agreement between the Owner and the Design/Builder and supersedes prior negotiations, representations or agreements, either written or oral. This Part 2 Agreement may be amended only by written instrument and signed by both the Owner and the Design/Builder.

§ 11.9 WRITTEN NOTICE

§ 11.9.1 Written notice under this Agreement shall be deemed to have been duly served if delivered in person, in the case of the Owner, to the Owner’s representative identified in Section 2.1 or to the Owner’s General Counsel, and in the case of the Design/Builder, to the Design/Builder’s project executive or project manager, or if sent by registered or certified mail to such persons at the last business address known to the party giving notice.

§ 11.10 RIGHTS AND REMEDIES

§ 11.10.1 Duties and obligations imposed by the Contract Documents and rights and remedies available thereunder shall be in addition to and not a limitation of duties, obligations, rights and remedies otherwise imposed or available by law.

§ 11.10.2 Except as expressly stated in the Contract Documents, no action or failure to act by the Owner or the Design/Builder shall constitute a waiver of a right or duty afforded them under the Contract Documents, nor shall such action or failure to act constitute approval of or acquiescence in a breach thereunder, except as may be specifically agreed in writing.

§ 11.11 TESTS AND INSPECTIONS

§ 11.11.1 Tests, inspections and approvals of portions of the Work required by the Contract Documents or by Legal Requirements shall be made at an appropriate time. Unless otherwise provided, the Design/Builder shall make arrangements for such tests, inspections and approvals with an independent testing laboratory or entity acceptable to the Owner or with the appropriate public authority, and shall bear all related costs of tests, inspections and approvals. The Design/Builder shall give timely notice of when and where tests and inspections are to be made so that the Owner may be present for such procedures.

§ 11.11.2 If the Owner or public authorities having jurisdiction determine that portions of the Work require additional testing, inspection or approval not included under Section 11.11.1, the Owner shall in writing instruct the Design/Builder to make arrangements for such additional testing, inspection or approval by an entity acceptable to the Owner, and the Design/Builder shall give timely notice to the Owner of when and where tests and inspections are to be made so that the Owner may be present for such procedures. Such costs, except as provided in Section 11.11.3, shall be at the Owner’s expense.

§ 11.11.3 If such procedures for testing, inspection or approval under Sections 11.11.1 and 11.11.2 reveal failure of portions of the Work to comply with requirements established by the Construction Documents or Legal Requirements, all costs made necessary by such failure, including those of repeated procedures, shall be at the Design/Builder’s expense.

§ 11.11.4 Required certificates of testing, inspection or approval shall, unless otherwise required by the Contract Documents, be secured by the Design/Builder and promptly delivered to the Owner.

§ 11.11.5 Tests or inspections conducted pursuant to the Contract Documents shall be made promptly to avoid unreasonable delay in the Work.  If the Owner is to observe tests, inspections or approvals required by the Contract Documents, the Owner will do so promptly and, where practicable, at the normal place of testing.

ARTICLE 12   TERMINATION OF THE AGREEMENT

§ 12.1 TERMINATION BY THE OWNER

§ 12.1.1 This Part 2 Agreement may be terminated by the Owner upon 14 days’ written notice to the Design/Builder with or without cause.  If such termination occurs without cause, the Owner shall pay the Design/Builder for Work completed and for all non-cancelable obligations, including reasonable profit on the Work completed up until the date of the notice of termination (not to exceed the rate indicated in Section 13.1.1.1), consistent with Exhibit A.

§ 12.1.2 If the Design/Builder defaults or fails or neglects to carry out the Work in accordance with the Contract Documents or fails to perform any other provisions of this Part 2 Agreement, the Owner may give written notice that the Owner intends to terminate this Part 2 Agreement.  If the Design/Builder fails to correct the default, failure or neglect within seven (7) days after such notice, the Owner may, without prejudice to any other remedy, terminate the Contract and the employment of the Design/Builder in whole or in part, and take possession of the site and of all materials, equipment, tools and construction equipment and machinery thereon owned by the Design/Builder and finish the Work or any portion thereof by whatever method the Owner may deem expedient.  If the unpaid balance of the Contract Sum (GMP) exceeds the expense of finishing the Work and all damages incurred by the Owner, the Owner shall reimburse the Design/Builder, up to the amount of such excess, for any non-cancellable Cost of the Work incurred by the Design/Builder prior to the date of the notice of such termination and not otherwise reimbursed.  If the expense of completing the Work and all damages incurred by the Owner exceeds the unpaid balance of the Contract Sum (GMP), the Design/Builder shall pay the difference to the Owner. This obligation for payment shall survive termination of this Part 2 Agreement.

§ 12.2 TERMINATION BY THE DESIGN/BUILDER

§ 12.2.1 If the Owner fails to make payment when due pursuant to the terms hereof, the Design/Builder may give written notice of the Design/Builder’s intention to terminate this Part 2 Agreement. If the Design/Builder fails to receive payment of any undisputed amounts within seven (7) days after receipt of such notice by the Owner, the Design/Builder may give a second written notice and if such failure of payment is not cured within seven (7) days after receipt of such second written notice by the Owner, the Design/Builder may terminate this Part 2 Agreement and recover from the Owner payment for Work executed and for proven losses sustained upon materials, equipment, tools, and construction equipment and machinery, including reasonable profit on the Work completed up to the date of the notice of termination (not to exceed the rate indicated in Section 13.1.1.1).

ARTICLE 13   BASIS OF COMPENSATION

The Owner shall compensate the Design/Builder in accordance with Article 5 Payments, and the other provisions of this Part 2 Agreement as described below.

§ 13.1 COMPENSATION

§ 13.1.1 For the Design/Builder’s performance of the Work, as described in Section 3.2 and including any other services listed in Article 14 as part of Basic Services, the Owner shall pay the Design/Builder in current funds the Contract Sum as follows:

§ 13.1.1.1 The “Contract Sum” for the Core & Shell Phase shall be the Cost of the Work (as defined below) for such Phase, including the Fixed A/E Services Cost (Core & Shell) of $403,850 (four hundred and three thousand eight hundred fifty dollars); Fixed Supervision Cost (Core & Shell) of $860,800 (eight hundred sixty thousand eight hundred dollars); and the Fixed General Conditions Cost (Core & Shell) of $585,665 (five hundred eighty-five thousand six hundred sixty-five dollars), plus the Fixed Fee (Core & Shell) of $930,606 (nine hundred thirty thousand six hundred six dollars), subject to a Guaranteed Maximum Price for the Core & Shell Phase of $27,519,360 (twenty-seven million five hundred nineteen thousand three hundred sixty dollars).  Exhibit A contains a detailed breakdown of the GMP for the Core & Shell Phase.

In addition to the GMP for the Core & Shell Phase, the Design/Builder, in accordance with a schedule as directed by the Owner, shall propose a Guaranteed Maximum Price (GMP) for the TI Phase and a GMP for the Parking Phase, or a GMP for both Phases combined, as directed by the Owner.  Each such GMP shall be equal to the sum of the estimated Cost of the Work for such Phase(s), including an agreed Fixed A/E Services Cost, Fixed Supervision Cost, and Fixed General Conditions Cost, plus a Fixed Fee not to exceed three and one-half percent (3.5%) of the estimated Cost of the Work for such Phase(s).  The Design/Builder shall include with each GMP proposal such detail, backup and other information as may be requested by the Owner.  The parties shall review the Design/Builder’s GMP proposals and negotiate any adjustments thereto, such that the GMP(s) are reasonably satisfactory to the Owner.  Upon acceptance by the Owner of the Design/Builder’s GMP proposal for each subsequent Phase of the Work, the agreed-upon GMP shall be set forth in a written amendment to this Agreement (a “GMP Amendment”) which shall be executed by the parties. As used in this Agreement and the other Contract Documents, the terms “Guaranteed Maximum Price” and “GMP” mean the Guaranteed Maximum Price (GMP) for each of the Core & Shell Phase, the TI Phase and the Parking Phase, respectively, if applicable.  If requested by the Owner at any time, the Design/Builder shall furnish an overall GMP for the entire Project.

The GMP is subject to adjustment by Change Order as provided in the Contract Documents.  Costs associated with the Work or any Phase thereof which (together with the Fixed Costs and Fixed Fee specified above or in the applicable GMP Amendment) would cause the Guaranteed Maximum Price to be exceeded shall be paid by the Design/Builder without reimbursement by the Owner.  If, upon completion the Work or any Phase thereof, the sum of the Cost of the Work and the Fixed Costs and Fixed Fee specified above (or in the applicable GMP Amendment) is less than the Guaranteed Maximum Price, such savings shall be retained in full by the Owner.

Adjustments to the Design/Builder’s Fixed Fee on account of changes in the Work shall be determined as follows:

.1                     To the extent that the total value of Change Orders under this Agreement, in the aggregate, does not exceed an amount equal to ten percent (10%) of the sum of the GMPs for all Phases of the Work (or 10% of the overall GMP for the entire Work, if an overall GMP has been agreed upon), there shall be no adjustment in the Design/Builder’s Fixed Fee for any Phase.

.2                     If and to the extent that the total value of Change Orders under this Agreement, in the aggregate, exceeds an amount equal to ten percent (10%) of the sum of the GMPs for all Phases of the Work (or 10% of the overall GMP for the entire Work, if an overall GMP has been agreed upon), an increase in the Design/Builder’s Fixed Fee equal to three and one-half percent (3.5%) of the Cost of the Work included in the change shall be applied to add Change Orders, but only to the extent that the value of all Change Orders to date exceeds such ten percent (10%) threshold.

For clarification, the GMP Amendments for the TI Phase and Parking Phase shall not be considered Change Orders for purposes of applying the 10% threshold as provided above.

§ 13.1.1.2 The term “Cost of the Work” shall mean costs necessarily and actually incurred by the Design/Builder in the proper performance of the Work.  The Cost of the Work shall include:

(1)  LABOR COSTS

(a)  Wages of construction workers directly employed by the Design/Builder to perform the construction of the Work at the site or, with the Owner’s agreement, at off-site workshops (the costs covered by this item are entirely included in the Fixed General Conditions Cost).

(b)  Wages or salaries of the Design/Builder’s supervisory and administrative personnel wherever stationed, but only for time spent working on this Project (the costs covered by this item are entirely included in the Fixed Supervision Cost).

(c)  Wages and salaries of the Design/Builder’s supervisory or administrative personnel engaged, at factories, workshops or on the road, in expediting the production or transportation of materials or equipment required for the

Work, but only for that portion of their time required for the Work (the costs covered by this item are entirely included in the Fixed Supervision Cost).

(d)  Costs paid or incurred by the Design/Builder for personnel performing the Work for taxes, insurance, contributions, assessments and benefits required by law or collective bargaining agreements and, for personnel not covered by such agreements, customary benefits such as sick leave, medical and health benefits, holidays, vacations and pensions (the costs covered by this item are entirely included in the Fixed Supervision Cost and the Fixed General Conditions Cost), prorated to reflect the time spent working on this Project.

(e)  Wage or salary costs for personnel employed by the Design/Builder shall not exceed the hourly billing rates stated in Exhibit F, which hourly rates are inclusive of all items referred to in (d) above and all other costs of employment and related administrative costs.

(2)  SUBCONTRACT COSTS

Payments made by the Design/Builder to Subcontractors (including design subcontractors) in accordance with the requirements of the subcontracts.  Any costs included in such subcontract costs shall not be counted towards any other Costs of the Work.

(3)  COSTS OF MATERIALS AND EQUIPMENT INCORPORATED IN THE COMPLETED CONSTRUCTION

Costs, including transportation, of materials and equipment incorporated or to be incorporated in the completed construction.

(4)  COSTS OF OTHER MATERIALS AND EQUIPMENT, TEMPORARY FACILITIES AND RELATED ITEMS

(a)  Costs, including transportation, installation, maintenance, dismantling and removal of materials, supplies, temporary facilities, machinery, equipment, and hand tools not customarily owned by the construction workers, which are provided by the Design/Builder at the site and fully consumed in the performance of the Work (the costs covered by this item are entirely included in the Fixed General Conditions Cost).

(b)  Rental charges for temporary facilities, machinery, equipment, and hand tools not customarily owned by the construction workers, which are provided by the Design/Builder at the site, whether rented from the Design/Builder or others, and costs of transportation, installation, minor repairs and replacements, dismantling and removal thereof (the costs covered by this item are entirely included in the Fixed General Conditions Cost).

(c)  Costs of removal of debris from the site (the costs covered by this item are entirely included in the Fixed General Conditions Cost).

(d)  Costs of telegrams and long distance telephone calls, postage and parcel delivery charges, telephone service at the site and reasonable petty cash expenses of the site office (the costs covered by this item are entirely included in the Fixed General Conditions Cost).

(e)  That portion of the reasonable travel and subsistence expenses of the Design/Builder’s personnel incurred while traveling in discharge of duties connected with the Work (the costs covered by this item are entirely included in the Fixed General Conditions Cost) as further set forth in Exhibit A.

(5)  MISCELLANEOUS COSTS

(a)  That portion directly attributable to this Contract of premiums for insurance and bonds.

(b)  Sales, use or similar taxes imposed by governmental authority which are related to the Work and for which the Design/Builder is liable.

(c)  Fees and assessments for the building permit and for other permits, licenses and inspections for which the Design/Builder is required by the Contract Documents to pay.

(d)  Royalties and license fees paid for the use of a particular design, process or product required by the Contract Documents.

(e)  Deposits lost for causes other than the Design/Builder’s or any Subcontractor’s fault or negligence.

(6)  EMERGENCIES:  REPAIRS TO DAMAGED, DEFECTIVE OR NONCONFORMING WORK

The Cost of the Work shall also include the following costs which are incurred by the Design/Builder:

(1)  In taking action reasonably necessary to prevent threatened damage, injury or loss in case of an emergency affecting the safety of persons and property.

(2)  In repairing damaged or non-conforming Work, provided such damage or non-conformance does not result from the fault or negligence of the Design/Builder, the Architect or its consultants or subcontractors, or any Subcontractor, supplier or other person for whom the Design/Builder is responsible, and only to the extent that the cost of such repairs is not recoverable by the Design/Builder from others and the Design/Builder is not compensated therefor by insurance or otherwise.

§ 13.1.2 For Additional Services, as described in Section 3.3 and including any other services listed in Article 14 as Additional Services, compensation shall be as follows:

Cost of the Work plus fee mark-up, if applicable, as provided in and subject to Section 13.1.1.1.

§ 13.1.3 The Design/Builder shall not engage any party affiliated with or related to the Design/Builder to perform any portion of the Work without the Owner’s prior approval in its sole discretion. If any such approval is given, the award of a contract for such work shall be subject to such conditions as the Owner may determine. Without limitation, where such approval is given, except as otherwise agreed in writing by both parties hereto, the Design/Builder must competitively bid any portion of the Work that the Design/Builder wishes to perform through a related party.

§ 13.1.4 The GMP includes a contingency (the “Contingency”) in the amount indicated in Exhibit A and Exhibit C.  The Design/Builder may utilized the funds in the Contingency to cover the costs of designing and constructing any Work necessary to meet the requirements of the Design/Builder’s GMP Proposal or other Contract Documents, but which was omitted from the Construction Documents or incorrectly described.  The Design/Builder may, at its sole discretion (but subject to the provisions of Section 13.2), expend any of the funds contained in the Contingency to ensure that the Work is completed as required by the agreed GMP Proposal or other Contract Documents; however, the Design/Builder shall promptly give the Owner written notification of any amounts expended from the Contingency and the purpose of the expenditure.  In no event shall the Contingency be utilized to pay for changes in the scope of the Work that result from deviations from the agreed GMP Proposal or other Contract Documents, unless expressly approved by the Owner, nor shall the Contingency be used to pay for costs covered by the Fixed A/E Services Cost, the Fixed Supervision Cost, or the Fixed General Conditions Cost.

§ 13.2 COSTS NOT TO BE REIMBURSED

§ 13.2.1 The Cost of the Work shall not include:

.1                     Salaries and other compensation of the Design/Builder’s personnel stationed at the Design/Builder’s principal office or offices other than the site office, except to the extent included in the Fixed Supervision Cost.  Bonuses and other incentive compensation are not reimbursable as Cost of the Work except to the extent specifically approved by the Owner in its discretion.

.2                     Expenses of the Design/Builder’s principal office and offices other than the site office, except to the extent included in the Fixed General Conditions Cost.

.3                     Overhead, general expenses of any kind, including main-office expenses, in-house computer (hardware and software) expenses, costs of bookkeeping and accounting (other than Project accounting) and executive time, except to the extent included in the Fixed General Conditions Cost.

.4                     Costs incurred prior to the execution of this Agreement, including costs incurred in the performance of services under the Part 1 Agreement.

.5                     Penalties, fines or costs imposed by governmental authorities in connection with, resulting from or arising out of any violation of or noncompliance by the Design/Builder or any Subcontractor with Legal Requirements.

.6                     Any legal fees incurred by the Design/Builder, unless the same are incurred at the written direction, or with the prior written approval, of the Owner, and except to the extent included in the Fixed General Conditions Cost.

.7                     Travel or meal expenses or personnel relocation expenses, except to the extent included in the Fixed General Conditions Cost or otherwise specifically approved in advance by the Owner in writing.

.8                     Any cost incurred by the Design/Builder or any Subcontractor as a result of knowing violation of or failure to comply with the provisions of the Contract Documents.

.9                     Costs of employee bonuses, executive or other bonuses, whether based in whole or in part on performance related to the Work, except with the prior written approval of the Owner.

.10              Costs arising out of the fault, negligence, or failure to comply with the terms of the Contract of the Design/Builder, the Architect, any Subcontractors or subconsultants, or anyone directly or indirectly employed by any of them, or for whose acts any of them may be liable including, but not limited to, costs for the correction of damaged, defective or nonconforming Work, disposal and replacement of materials and equipment incorrectly ordered or supplied, and repairing damage to property not forming part of the Work to the extent that the Owner is not actually reimbursed by insurers for such costs.

.11              Costs for so-called “general conditions” or “general requirements” in excess of the Fixed General Conditions Cost, unless otherwise expressly permitted under the Contract Documents.

.12              Any cost not specifically and expressly described in Section 13.1.1.

.13              Costs which would cause the Guaranteed Maximum Price to be exceeded.

.14              Costs incurred by the Design/Builder after final payment.

§ 13.3 ACCOUNTING RECORDS

§ 13.3.1 The Design/Builder shall check all materials, equipment and labor entering the Work and shall keep full and detailed accounts and exercise such controls as may be necessary for proper financial management under this Contract; the accounting and control systems shall be satisfactory to the Owner. All books and records shall be maintained in accordance with generally accepted accounting principles which are consistently applied.  The Owner and the Owner’s accountants shall be afforded access to the Design/Builder’s records, books, correspondence, instructions, drawings, receipts, bids and proposals, subcontracts, purchase orders, vouchers, memoranda and other data relating to this Project, and the Design/Builder shall preserve these for a period of three years after final payment, or for such longer period as may be required by law.

§ 13.3.2 If requested by the Owner, the Design/Builder shall promptly deliver to the Owner copies of any correspondence, estimates, budgets, breakdowns, accounting data, bids or proposals, cost control information and any other documents relating to the Project in a form acceptable to the Owner.

§ 13.3.3 If requested by the Owner, when the Design/Builder believes that all the Work required by the Contract has been fully performed, the Design/Builder shall deliver to the Owner a final accounting of the Cost of the Work.  Without limiting the foregoing, the Owner shall have the right, at any time and from time to time, but no later than two years after Substantial Completion, upon notice to the Design/Builder within such time, to audit the Design/Builder’s books and records in connection with the Work at the Design/Builder’s offices.  The Design/Builder shall facilitate any such audit by making necessary facilities available to the Owner and the Owner’s representatives.

§ 13.3.4 Subcontractors retained by the Design/Builder on a cost-plus basis shall have the same obligations to maintain books and records and to permit audits by the Design/Builder or the Owner as is required of the Design/Builder under this Section 13.3.

§ 13.3.5 If any inspection of the Design/Builder’s books, records or other documents reveals an overcharge or an undercharge, then (i) in the case of an undercharge, the amount of the undercharge shall be paid to the Design/Builder, and (ii) in the case of an overcharge, the Design/Builder shall pay the Owner or, at the Owner’s election, the Owner may reimburse itself by taking as a credit against future payments due the Design/Builder, an amount equal to the overcharge.

§ 13.4 INTEREST PAYMENT

§ 13.4.1 The rate of interest for past due payments shall be as follows:

Base rate of Bank of America or its successor plus one percent (1%) per annum.

ARTICLE 14   OTHER CONDITIONS AND SERVICES

§ 14.1 CONTRACT TIME

The Basic Services to be performed shall be commenced upon receipt of a building permit from the Town of Lexington and, subject to authorized adjustments and to delays not caused by the Design/Builder, Substantial Completion of the entire Work shall be achieved within eighteen (18) months from receipt of a building permit from the Town of Lexington.  Such time period, as adjusted by Change Order in accordance with this Agreement, is referred to in the Contract Documents as the “Contract Time”.

The Owner will suffer financial loss if the Work is not substantially complete and ready for beneficial occupancy within the Contract Time. The precise amount of losses and damages suffered by the Owner would be difficult to ascertain and prove. The liquidated damage amount specified below shall be considered not as a penalty, but as fixed and agreed liquidated damages due the Owner by reason of loss of revenues, additional operational costs, interference with operations, increased administrative costs, and other items which would require expenditures by the Owner resulting from the Design/Builder’s failure to complete the Work within the time specified above. The Design/Builder shall be liable to the Owner for the full amount of the liquidated damages due and the Owner may deduct the amount of such liquidated damages due from retainage or any other amounts otherwise due the Design/Builder under the Contract. Nothing contained in this Section 14.1 shall be interpreted to limit any damages or amounts otherwise recoverable by the Owner from the Design/Builder in the event of termination of the Contract, or to limit other remedies of the Owner under the Contract Documents or at law or in equity; provided that the liquidated damages specified herein shall be the Owner’s sole remedy for costs and damages the Owner may incur as a result of the Design/Builder’s failure to complete the Work within the Contract Time.

The Design/Builder shall not be liable for liquidated damages for the first thirty (30) days of delay in achieving Substantial Completion. Commencing with the 31st day of delay, the Design/Builder shall be liable for liquidated damages in the amount of $3,000 per calendar day for each day as of which the Design/Builder shall not have achieved Substantial Completion, continuing until Substantial Completion has been achieved.

§ 14.2 The Design/Builder shall submit an Application for Payment on the last day of each month.  Payment shall be due in thirty (30) days thereafter.

§ 14.3 PATENT AND COPYRIGHT INFRINGEMENT

§ 14.3.1 The Design/Builder shall defend any action or proceeding brought against the Owner based on any claim that the Work, or any part thereof, or the operation or use of the Work or any part thereof, constitutes infringement of any United States patent or copyright, now or hereafter issued.  The Owner shall give prompt written notice to the Design/Builder of any such action or proceeding and will reasonably provide authority, information and assistance in the defense of same, provided that any cost or expense incurred by the Owner in connection therewith shall be reimbursed by the Design/Builder.  The Design/Builder shall indemnify and hold harmless the Owner from and against all damages and costs, including but not limited to attorneys’ fees and expenses, awarded against the Owner or the Design/Builder in any such action or proceeding or paid or payable in connection with compromise or settlement of any such action or proceeding, as well as all other damages and costs incurred or suffered by the Owner as a result of such claim or infringement.  The Design/Builder agrees to keep the Owner informed of all developments in the defense of such actions.

§ 14.3.2 If the Owner is enjoined from the operation or use of the Work, or any part thereof, as the result of any patent or copyright suit, claim, or proceeding, the Design/Builder shall at its sole expense take reasonable steps to procure the right to operate or use the Work.  If the Design/Builder cannot so procure such right within a reasonable time, the Design/Builder shall promptly, at the Design/Builder’s expense, if and to the extent requested by the Owner (i) modify the Work so as to avoid infringement of any such patent or copyright or (ii) replace said Work with Work that does not infringe or violate any such patent or copyright.

§ 14.3.3 Sections 14.3.1 and 14.3.2 above shall not be applicable to any suit, claim or proceeding based on infringement or violation of a patent or copyright (i) relating solely to a particular process or product of a particular manufacturer specified by the Owner and not offered or recommended by the Design/Builder to the Owner or (ii) arising from modifications to the Work by the Owner or its agents after acceptance of the Work.  If the suit, claim or proceeding is based upon events set forth in the preceding sentence, the Owner shall defend, indemnify and hold harmless the Design/Builder to the same extent the Design/Builder is obligated to defend, indemnify and hold harmless the Owner in Section 14.3.1 above.

§ 14.4 OWNER’S RIGHT TO SUSPEND WORK

The Owner may, for cause or without cause and for its convenience, order the Design/Builder in writing to stop or suspend the Work or any portion thereof, for such period as the Owner deems appropriate.  If such suspension or stoppage of work is for the Owner’s convenience and not resulting in whole or in part from any fault of the Design/Builder or failure of the Design/Builder to comply with its obligations under the Contract Documents, the Design/Builder shall be entitled to seek an adjustment of the Contract Sum and/or Contract Time(s) if its cost or time to perform the Work has been adversely impacted by such suspension or stoppage of work by the Owner without cause.

§ 14.5 CONFIDENTIAL INFORMATION

§ 14.5.1 The Design/Builder shall not disclose Confidential Information (hereafter defined) to others without the prior approval of the Owner, and shall not use Confidential Information except in performance of its services as provided in this Agreement. The Design/Builder may disclose Confidential Information to those of its employees, the Architect, other subcontractors and their respective employees to whom disclosure is required in order for the Design/Builder to perform the services, provided the Design/Builder shall ensure that its subcontractors, employees and agents, and their respective employees and agents, comply with this Section.

§ 14.5.2 As used herein, “Confidential Information” means all information relating to the Project and any process or technology forming a part thereof or relating thereto, and information relating to the nature of the Owner’s operations and business, which the Design/Builder (including the Architect and all consultants and subcontractors) directly or indirectly receives or acquires from the Owner or its representatives, either in writing or verbally, or through observation of the construction of the Project, work performed by other contractors, or other facilities of the Owner, except information which is lawfully in the public domain at the time of the Design/Builder’s receipt or acquisition of the information from the Owner.

§ 14.5.3 The Design/Builder shall not make reference to the Project or the Owner in any advertising or promotional materials, publicity releases or public announcements, and shall not take, permit to be taken or use any photographs of the Project or the site, without the prior approval of the Owner.

§ 14.6 EXHIBITS

The following exhibits are attached to and incorporated in this Agreement.

Exhibit A	–	Richmond GMP Proposal (Core & Shell), dated August 6, 2010
Exhibit B	–	Drawing List and Specifications, dated August 11, 2010
Exhibit C	–	Schedule of Values, dated August 6, 2010
Exhibit D	–	Project Schedule, dated August 13, 2010
Exhibit E	–	Insurance Requirements (June 29, 2010)
Exhibit F	–	Design/Builder’s Personnel Billing Rates, dated June 1, 2008

This Agreement effective as of the day and year first written above.

OWNER:	DESIGN/BUILDER:

CUBIST PHARMACEUTICALS, INC.	THE RICHMOND GROUP, INC.

/s/ David W. J. McGirr	/s/ Steve Carbonneau
(Signature)	(Signature)
David W. J. McGirr, SVP & CFO	Steve Carbonneau, President
(Printed name and title)	(Printed name and title)